UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A

(AMENDMENT NO. 1)

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

Fortune Nickel and Gold Inc
(Exact name of registrant as specified in its charter)

New York	1000	86-1782391
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 Westchester Ave Suite 641N

Rye Brook, NY 10573

(855) 464-2535

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul H. Riss

Chief Executive Officer

800 Westchester Ave Suite 641N

Rye Brook, NY 10573

(855) 464-2535

www.fortunenickelandgold.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert Brantl, Esq.

181 Dante Avenue

Tuckahoe, NY 10707-3042

This offering statement shall only be qualified upon order of the SEC, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

Part II- Offering Circular

Amendment No. 1 to Preliminary Offering Circular Dated December 9, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

FORTUNE NICKEL AND GOLD INC

UP TO 40,000,000 SHARES OF COMMON STOCK

PRICE: $0.10 PER SHARE

The minimum investment in this offering is 2,000 shares of Common Stock, or $200

We are offering on a “best-efforts” basis a maximum of 40,000,000 shares of common stock, par value $0.001, (the “Common Stock”). 20,000,000 shares (the “Purchase Shares”) will be offered for purchase at a price of $0.10 per share. For each Purchase Share that is purchased in the offering, we will contribute a share (the “Contribution Shares”) to Carleton College of Northfield, Minnesota.

There is a minimum initial investment amount per investor of $200 for the Common Stock.

There is no existing public trading market for the Common Stock. We plan to apply for listing on OTC Markets.

Maximum Aggregate Offering Price: The maximum aggregate offering price for this offering, as defined in Rule 251(a)(2) of Regulation A, is $4,000,000. This total includes the maximum price of the shares offered to investors and the value of the Contribution Shares we plan to donate to Carleton College, based on the same fixed price per share.

This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”).

Termination Date:

The offering will terminate at the earliest of (i) the date on which all of the securities have been sold, (ii) one year from the date the offering is qualified by the Securities and Exchange Commission, or (iii) an earlier date as determined by us at our discretion.

Comparison of Common Stock to Series A Preferred Stock

The common stock offered in this offering has different rights from the Company’s Series A Preferred Stock. The Series A Preferred Stock held by Mr. Paul H. Riss, our Chief Executive Officer, represents 100% of the Series A Preferred Stock. The Series A Preferred Stock is not convertible into common stock. The outstanding shares of Series A Preferred Stock collectively hold voting rights equal to 70% of the total voting power of the Company, including the votes of common stock and any other voting preferred stock that may be outstanding at the time of any shareholder vote, including the election of directors.

Each share of common stock, including those offered in this offering, is entitled to one vote per share. Mr. Riss owns 11,852,431 shares of common stock, representing approximately 10.1% of the currently issued and outstanding common stock. As of today, Mr. Riss controls 73.1% of the total voting power of the Company.

Assuming all 40,000,000 shares of common stock being offered are sold, the total number of outstanding common shares would increase to 157,360,795 shares. Following the completion of this offering, Mr. Riss would own 11,852,431 shares of common stock, representing approximately 7.5% of the total outstanding common shares. However, through his ownership of Series A Preferred Stock, Mr. Riss would continue to control 70% of the total voting power, giving him approximately 72.3% of the voting power after the offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. In addition, as a “smaller reporting company” within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This offering circular is a Regulation A Tier 2 offering and is intended to provide the information required by Part I of Form S-1.

See “Risk Factors” beginning on page 11 of this offering circular for a discussion of information that should be considered in connection with deciding whether to make an investment.

	Price to Public	Selling Agent Commissions(1)	Proceeds to issuer(2)
Per Share	$0.10	$-	$0.10
Total Maximum	$2,000,000	$-	$2,000,000

1.

The Company has not engaged a selling agent.  The amounts in this column do not include legal, accounting, or other expenses of this offering, which are estimated at approximately $40,000 for a fully subscribed offering. See “Plan of Distribution” on page 50 for details.

2.

Before deducting expenses of the offering, which are estimated to be approximately $40,000. See the section captioned “Plan of Distribution” for details regarding the compensation payable in connection with this offering. This amount represents the proceeds of the offering to us, which will be used as set out in the section captioned “Use of Proceeds.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

ABOUT THIS OFFERING CIRCULAR

This offering circular speaks only as of the date hereof.

We will amend this offering circular whenever the information it contains has become false or misleading in light of existing circumstances and for other purposes, such as to disclose material developments related to the securities offered hereby, to update required financial statements or if there has been a fundamental change in the information initially presented. We will file an amended offering circular as part of an amendment to our Form 1-A, which we will file with the SEC or other appropriate regulatory bodies. Our shares of Common Stock may not be available for offer and sale to residents of every state.

This offering circular contains all of the representations by the Company concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this offering circular.

Investment in small businesses involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. In making an investment decision, investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved.

This offering circular does not constitute an offer to sell or solicitation of an offer to buy in any jurisdiction in which such offer or solicitation would be unlawful or any person to who it is unlawful to make such offer or solicitation.

For investors outside of the United States, we have not taken any action that would permit the offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose may be required. Investors must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular outside the United States.

Neither the delivery of this offering circular nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. Information contained in the preliminary offering circular is subject to completion or amendment.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)I(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this offering circular other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this offering circular include, but are not limited to, statements about:

•

Exploration and Development Risks: Mineral exploration is highly speculative, involves substantial risks, and few properties explored are ultimately developed into producing mines. The success of our exploration efforts depends on numerous factors, including the ability to discover and delineate economically viable mineral deposits, obtain necessary governmental permits, and secure sufficient funding for development.

•

Unproven Mineral Resources: Our properties do not currently have any proven mineral resources as defined by NI 43-101 standards. Although historical drilling and initial surveys indicate promising mineralization, there can be no assurance that commercially viable resources will be discovered.

•

Regulatory Compliance: We are subject to extensive laws and regulations governing environmental protection, health and safety, labor standards, and other matters. Failure to comply with these regulations could result in significant penalties, project delays, and increased costs.

•

Market Conditions and Commodity Prices: Our financial performance and the feasibility of our projects depend significantly on the prices of nickel, gold, copper, and other minerals. These prices can fluctuate widely due to various factors beyond our control, including global supply and demand, economic conditions, and geopolitical events.

•

Financing and Capital Requirements: We will require substantial additional funding to continue our exploration activities, develop our properties, and eventually commence production. There can be no assurance that such financing will be available on favorable terms, or at all, which could impede our progress and materially affect our operations.

•

Operational Risks and Uncertainties: Our exploration activities are subject to various operational risks, including equipment failure, accidents, and other unexpected disruptions. These risks could result in significant costs, delays, and potential project termination.

•

Dependence on Key Personnel: Our success largely depends on the expertise and efforts of outside experts that we have hired and continue to hire for our exploration efforts. The loss of any key personnel could adversely affect our ability to execute our business strategy and achieve our objectives.

•

Environmental and Community Impact: Exploration and mining activities can have significant environmental and social impacts. We are committed to conducting our operations responsibly, but there is a risk that unforeseen issues could arise, resulting in reputational damage and potential legal liabilities.

•

Historical Data Reliability: The reliability of historical drill hole data and other historical exploration results is subject to verification through modern exploration methods. There is no guarantee that future work will confirm the historical results or that the data will be sufficient for resource estimation.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other factors that could cause actual results to differ materially from those stated, including those described in “Risk Factors” section of this offering circular. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this offering circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update any of these forward-looking statements for any reason after such date or to conform these statements to actual results or revised expectations, except as required by law.

2

Emerging Growth Company and Smaller Reporting Company Status

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).  An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●

are not required to obtain a non-binding advisory vote from our members on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us because we also qualify as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

3

SUMMARY

The following summary highlights information contained elsewhere in this offering circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire offering circular carefully, including the section entitled “Risk Factors” included elsewhere in this offering circular, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto. Some of the statements in this offering circular constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In this offering circular, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Fortune” refer to Fortune Nickel and Gold Inc., a New York corporation.

Overview

Fortune, in collaboration with its subsidiary ICF Industries Inc. (“ICF”), and ICF’s subsidiary Noveda Technologies Inc (“Noveda”), operates in both the mineral exploration and renewable energy optimization sectors. Fortune focuses on identifying and developing critical mineral resources essential for green technologies.  ICF provides consulting and financial reporting services to four green-energy focused companies that trade on OTC Markets. Three of these clients are mineral exploration companies while the fourth is a pioneering company focused on developing and commercializing clean technologies that promote more efficient uses of natural resources.  Noveda specializes in advanced energy data analytics for solar energy users, enhancing grid efficiency and sustainability. This collaboration underlines a strategic commitment to environmental stewardship, leveraging ICF’s and Noveda’s revenue-generating capabilities to help support Fortune’s exploration projects, aiming to minimize carbon footprints and advance the utilization of renewable energy.

Fortune is dedicated to the acquisition, exploration, and development of mining properties in prolific nickel, copper, and gold jurisdictions.  Our mission is to discover critical metals that sustain the global economy and replace fossil fuels with low-carbon energy sources. Metals such as copper facilitate the generation, storage, and transmission of electricity, while nickel is a key component in the batteries of electric vehicles.  Management believes that Fortune’s mineral claims will generate significant value, though drilling and exploration are long-term projects expected to span several years.  To help cover overhead costs during this period, management plans to further develop the ICF and Noveda business, leveraging their revenue generating abilities.

Fortune owns 195 mining claims that lie at the core of the Abitibi Greenstone Belt, renowned for containing some of the world’s largest deposits of gold, copper, zinc, nickel, and platinum-group metals. Nickel, in particular, is a crucial battery metal in the electric vehicle (EV) supply chain. Management believes our proximity to Canada Nickel Company Inc. (“Canada Nickel”) properties and the established mining infrastructure in Timmins, Ontario, significantly enhances our exploration prospects.

The importance of our proximity to Canada Nickel is multifaceted:

1.

Strategic Location and Infrastructure: Being close to Canada Nickel’s properties allows us to benefit from the established infrastructure and operational efficiencies in the region. This benefit includes access to roads, power supplies, and other essential mining facilities, reducing the initial investment required for infrastructure development and accelerating our exploration and development timelines.

2.	Synergy with Canada Nickel's Activities: Canada Nickel has recently attracted significant investments from third parties, underscoring the confidence in the region's potential. Notably:

Investment from Samsung SDI: This year, Samsung SDI has made a significant investment in Canada Nickel Company Inc., contributing US$18.5 million for an 8.7% stake in the company. This investment is particularly strategic, as Samsung SDI, a leading manufacturer of rechargeable batteries for various industries, including technology and automotive, secures not only a stake in Canada Nickel but also off-take rights. This arrangement underscores the critical role of Canada Nickel’s production in the electric vehicle supply chains across North America and Europe, highlighting the growing demand for nickel and cobalt in battery production.

4

Investment from Agnico Eagle Mines Ltd.: Canada Nickel has also attracted investment from Agnico Eagle Mines Ltd., which acquired a 12% stake in the company with a US$23.12 million investment. Agnico Eagle’s interest further validates Canada Nickel’s potential in the critical minerals market, especially considering Agnico Eagle’s prominent position in the gold mining sector.

3.

Increased Regional Focus: Canada Nickel’s efforts to acquire additional mineral rights adjacent to our property indicate a strong belief in the area's untapped potential. This increased regional focus can lead to a collaborative environment where shared geological data and exploration results can benefit all stakeholders. It also signals to investors that the region is of high interest, potentially increasing the value of our claims.

4.

Market Perception and Investment Attraction: The investments in Canada Nickel and their expansion plans highlight the area's strategic importance for nickel production, particularly for the EV market. This positive market perception can attract more investors to Fortune, as our properties are seen as part of a promising and emerging mining district.

5.

Potential Partnerships and Joint Ventures: Proximity to Canada Nickel opens up opportunities for potential partnerships and joint ventures. Collaborating with a company that is already making significant strides in the region can provide us with additional resources and expertise, enhancing our exploration success and development capabilities.

The Abitibi Greenstone Belt’s rich history in mineral extraction provides a solid foundation for Fortune’s exploration of nickel, copper, and other battery metals essential for the renewable energy sector. This setting supports efficient exploration activities and aligns with global demands for sustainable and ethically sourced minerals.

Fortune plans to explore and drill its mining claims, compile geological information, and either sell its mineral rights to a mining company, or develop them independently, or develop them through joint ventures. Our commitment to responsible exploration and development aims to contribute significantly to the global transition towards sustainable energy solutions.

5

Terms of the Offering

Securities offered by the Company	A “best-efforts” offering of up to 20,000,000 Purchase Shares of our Common Stock.

Securities designated for Carleton College	For each Purchase Share sold in this offering, up to 20,000,000 shares, the Company will issue one Contribution Share to Carleton College, up to 20,000,000 shares of Common Stock.

Securities outstanding before the offering:
Common stock Series A Preferred Stock	117,360,795* 1,000,000

Securities outstanding after the offering:
Common Stock	157,360,795*
Series A Preferred Stock	1,000,000

Share Offering Price	$0.10 per share.

Use of Proceeds

We estimate that our net proceeds from the sale of 20,000,000 shares of Common Stock in this offering will be approximately $1,960,000 after deducting and estimated offering expenses payable by us. We intend to use our net proceeds to fund new exploration efforts, including drilling, general corporate and business purposes, and potential acquisitions. See “Use of Proceeds” on page 23.

Risk Factors

An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

*Does not include a warrant to purchase 100,000 shares of common stock at a price of $0.10 per share, that expires on September 30, 2029.

Summary Risk Factors

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

•

Limited Operating History: We have a limited operating history upon which you can evaluate our performance, which makes it challenging to predict our future success and profitability. Please see “The Company has a limited operating history, and investors have a limited basis on which to evaluate the Company’s ability to achieve its investment objectives” at page 10.

•

Unproven Mineral Resources: Our properties do not currently have any proven mineral resources as defined by NI 43-101 standards. There is no guarantee that our exploration activities will result in the discovery of economically viable mineral deposits. Please see “Unproven Mineral Resources and the Inherent Risk of Exploration Activities” at page 12.

•

Exploration and Development Risks: Mineral exploration is highly speculative and involves substantial risks. Few properties explored are ultimately developed into producing mines. Our success depends on numerous factors, including discovery and delineation of economically viable mineral deposits, obtaining necessary governmental permits, and securing sufficient funding for development. Please see “Exploration and Development Risks” at page 12.

•

Regulatory Compliance: We are subject to extensive laws and regulations governing environmental protection, health and safety, labor standards, and other matters. Failure to comply with these regulations could result in significant penalties, project delays, and increased costs. Please see “Regulatory Risks” at page 13.

•

Market Conditions and Commodity Prices: Our financial performance and the feasibility of our projects depend significantly on the prices of nickel, gold, copper, and other minerals. These prices can fluctuate widely due to various factors beyond our control, including global supply and demand, economic conditions, and geopolitical events. Please see “Market Conditions and Commodity Prices Risk” at page 15.

6

•

Financing and Capital Requirements: We will require substantial additional funding to continue our exploration activities, develop our properties, and eventually commence production. There can be no assurance that such financing will be available on favorable terms, or at all, which could impede our progress and materially affect our operations. Please see “Financing and Capital Requirements Risk” at page 11.

•

Operational Risks and Uncertainties: Our exploration activities are subject to various operational risks, including equipment failure, accidents, and other unexpected disruptions. These risks could result insignificant costs, delays, and potential project termination. Please see “Operational Risks and Uncertainties” at page 14.

•

Environmental and Community Impact: Exploration and mining activities can have significant environmental and social impacts. We are committed to conducting our operations responsibly, but there is a risk that unforeseen issues could arise, resulting in reputational damage and potential legal liabilities. Please see “Environmental and Community Impact Risk” on page 14.

•

Historical Data Reliability: The reliability of historical drill hole data and other historical exploration results is subject to verification through modern exploration methods. There is no guarantee that future work will confirm the historical results or that the data will be sufficient for resource estimation. Please see “Reliability of Historical Data and Its Impact on Exploration Activities” on page 14.

•

Potential Partnerships and Joint Ventures: While strategic partnerships and joint ventures can provide additional resources and expertise, there is a risk that such collaborations may not materialize or could lead to conflicts of interest, misaligned objectives, or other operational challenges. Please see “Risks Associated with Potential Partnerships and Joint Ventures” at page 14.

•

Market Competition: We operate in a highly competitive industry dominated by several large, well-capitalized companies. The size and resources of some of our competitors may allow them to compete more effectively than we can, potentially impacting on our market position and profitability. Please see “Market Competition Risk at page 15.

•

Reliance on Third Parties: We rely on third parties to provide services and materials essential to the success of our business. The loss of these third parties would be materially disruptive to our operations, and we may incur high costs and take time to secure an alternative supply. Please see “Reliance on Third Parties” at page 15.

•

Equity and Debt Financing: We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and exploration costs. Future offerings of securities could result in dilution of existing shareholders' interests and increased financial risk. Please see “Risk Related to Equity and Debt Financing” at page 11.

•

Control by Officers and Directors: Our Company is controlled by its Chief Executive Officer who has voting control through the ownership of Series A Preferred Stock, which may lead to potential conflicts of interest and decisions that are not aligned with the interests of all shareholders. Please see “Control by Insiders” at page 18.

Our management team will have broad discretion over the use of the net proceeds from our sale of Common Stock, if any, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Corporate Information

Fortune Nickel and Gold Inc. was incorporated under the laws of the State of New York on August 18, 2020. Our offices are located at 800 Westchester Avenue Suite 641N, Rye Brook, NY 10573. Our Company website is www.fortunenickelandgoldcom. The information provided on or accessible through our website (or any other website referred to in the offering circular) is not part of the offering circular.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section and the accompanying audited financial statements and related notes included elsewhere in this offering circular.

The tables and information below are derived from our financial statements for the quarterly period ended March 31, 2024.

7

Fortune Nickel and Gold

Balance Sheets

	March 31, 2024	September 30, 2023
Assets:	(Unaudited)	(Audited)
Cash and cash equivalents	$37,623	$42,826
Accounts receivable net	35,592	22,277
Total current assets	73,215	68,103

Equity securities at fair value	605,500	964,992
Related party equity securities at fair value	-	358,190
Equity method investments	297,900	-
Investments	3,150	3,150
Capitalized software	58,202	59,373
Mineral interests	340,880	340,880
Total assets	$1,337,956	$1,794,688

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$44,742	$24,036
Due to related parties	8,217	5,679
Deferred revenue	139,312	68,607
Total current liabilities	192,271	98,322

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized 1,000,000 and 0 issued and outstanding in 2024 and 2023	1,000	-
Common stock, $.001 par value; 400,000,000 shares authorized, 116,960,795 shares issued and outstanding	116,961	116,961
Additional paid in capital	-	-
Retained earnings	1,067,724	1,579,405
Total stockholders’ equity	1,185,685	1,696,366
Total liabilities and stockholders’ equity	$1,337,956	$1,794,688

8

Fortune Nickel and Gold Inc

Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Revenues	$83,531	$68,601	$169,745	$179,752
Cost of revenues	57,160	33,175	80,853	36,144
Gross profit	26,371	35,426	88,892	143,608

Costs and expenses:
General and administrative costs	4,835	1,458	49,882	1,153
Exploration costs	24,399	27,377	51,516	48,250
Professional services	9,490	15,580	22,990	17,580
Total costs and expenses	38,724	44,415	84,229	66,983
Operating income (loss)	(12,353)	(8,989)	4,663	54,318

Other income (expense):
Unrealized loss on investments	(519,470)	(160,317)	(514,282)	(1,906,667)
Other income, related party	-	8,370	-	47,544
Amortization of intangible assets	(140)	-	(2,062)	-
Total other income (expense)	(519,610)	(151,947)	(516,244)	(1,859,123)
Net loss before taxes	(531,963)	(160,936)	(511,681)	(1,804,805)
Income tax expense	-	-	-	-
Net loss	$(531,963)	$(160,936)	$(511,681)	$(1,804,805)

Basic loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.02)
Diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	116,960,795	116,960,795	116,960,795	116,960,795

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RISK FACTORS

Certain factors may have a material adverse effect on our business, financial condition, and results of operations. You should carefully consider the risks and uncertainties described below, in addition to other information contained in this Information Statement, including our consolidated financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Company

The Company has only one employee and, accordingly, depends on independent contractors for most of its business operations.

The only employee of the Company is Paul Riss, who is the sole member of the Company’s Board of Directors and its only executive officer. Most of the activities necessary to carry out the Company’s business plan are carried out by independent contractors. The Company is reliant upon the provision of services to it by these third-party service providers to carry on its business, and a failure by one or more service providers could materially disrupt the business of the Company or impact detrimentally on its investment performance.

There May be Potential Conflicts of Interest Related to Mr. Paul Riss’s Other Business Activities.

Mr. Paul Riss, our Chief Executive Officer and sole director, holds leadership positions in other companies, including as a board member and Chief Compliance Officer of Netcapital Funding Portal Inc. and as Chairman of the audit committee for Monogram Technologies Inc. Mr. Riss’s involvement in these other businesses may at times create conflicts of interest, as he must divide his attention between these responsibilities and his duties to the Company. These competing demands could divert his time and attention away from our business, which could have a negative impact on our operations. On average, Mr. Riss devotes approximately 10 hours per week to the operations of the Company. There can be no assurance that the time Mr. Riss allocates to the Company will be sufficient to meet the needs of the business, particularly during periods of increased activity at his other business interests. In fiscal years 2023 and 2024, Mr. Riss did not take a cash salary from the Company. He plans to devote additional time to the business when the Company can pay him a cash salary for his services.

The Company has a limited operating history, and investors have a limited basis on which to evaluate the Company’s ability to achieve its investment objectives.

The Company has a limited operating history. Investors have a limited basis on which to evaluate the Company’s ability to achieve its investment objectives and provide a satisfactory investment return. The Company may not be able to achieve its investment objectives and any failure to do so may adversely affect its business, ﬁnancial condition, results of operations, ability to pay dividends and the market price of its common stock. Past performance of the Company should not be taken as a guide to the Company’s future performance. Fortune was incorporated in August 2020, and from inception to March 31, 2024, it has expended $630,713 on mineral exploration activities in Ontario, Canada. The primary exploration methods used for Fortune's projects include:

•	Synthetic Aperture Radar (SAR) and Multispectral Data Analysis: For surface and structural analysis.
•	Soil Gas Hydrocarbon (SGH) Surveys: For detecting deep-penetrating geochemical anomalies indicative of mineralization.
•	Geophysical Surveys (Magnetic and Induced Polarization Surveys): For mapping geological structures and identifying potential mineralization zones.
•	Historical drilling and sampling: For direct evidence of mineralization.

These methods have provided a comprehensive understanding of the geological setting and potential mineralization within our Gowan and Beck-Ottaway projects.  However, the discovery of a viable ore body within our mineral claims will likely require millions of dollars in additional exploration work after the ore body is discovered to fully realize the project’s potential.

ICF was formed on January 1, 2020. ICF assists small-cap companies in meeting regulatory requirements and improving their financial reporting practices. The services include the preparation of financial statements, compliance documentation, and strategic financial planning. Its limited operating history and the nature of ICF's business, which focuses on financial reporting and advisory services, can result in irregular revenue streams. Factors such as the timing of client engagements, project-based revenues, and variability in demand for services can lead to fluctuations in revenue, making it challenging to predict future financial performance accurately.

Noveda was incorporated in February 2023, providing a limited track record of financial and operational performance. This short operating history makes it difficult for investors to accurately assess the company’s long-term viability and potential for success. Despite its promising start and established customer relationships, the lack of extensive historical data increases the uncertainty and risk associated with evaluating Noveda’s future performance and its ability to achieve sustained growth and profitability.

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Financing and Capital Requirements Risk

Fortune’s exploration activities, property development, and eventual transition to production require substantial and sustained financial investment. Securing additional funding is crucial for maintaining project momentum and achieving long-term strategic objectives. The money we seek to raise in the next near is a small portion of the financing that will be required. However, there is no assurance that necessary financing will be available on favorable terms, or at all. Market conditions, investor sentiment, and broader economic factors can significantly impact Fortune’s ability to attract capital. The company’s dependence on external funding exposes it to risks associated with fluctuating interest rates, restrictive covenants in financing agreements, or dilution of existing equity.

Failure to obtain sufficient funding in a timely manner could impede project timelines, force scaling back of exploration programs, or delay the transition to production. The lack of funding could lead to missed opportunities, reduced competitiveness, and challenges in meeting stakeholder expectations. Additionally, any disruption in capital inflows may necessitate cost-cutting measures that could impact operational efficiency and project scope.

Risk Related to Equity and Debt Financing

As a company engaged in mineral exploration, Fortune anticipates the need for ongoing capital to finance its operations, including working capital, exploration activities, and development initiatives. The company may pursue additional financing through both equity and debt offerings, which could introduce significant risks, as detailed below:

1.	Dilution of Existing Shareholders' Interests
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If we issue additional shares of stock in future equity offerings, current shareholders may experience a reduction in their proportional ownership in the company. This dilution could negatively impact the value of existing shares, especially if new shares are issued at a lower price than current market values or if substantial additional equity is required.

o

Additionally, new investors may receive rights, preferences, or privileges superior to those of existing shareholders, which could further diminish current shareholders' ability to influence company decisions or receive dividends.

2.	Market Conditions and Volatility
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The success and timing of any financing activity will depend on market conditions that are often beyond our control. In unfavorable market conditions, we may be forced to accept less favorable terms or delay our financing plans, which could impact our ability to fund key activities.

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Market volatility, particularly in the mineral exploration sector, may affect the price of our shares and our ability to attract investors. A prolonged downturn in the industry could limit our access to capital or raise the cost of such capital.

3.	Increased Financial Risk from Debt Obligations
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If we choose to pursue debt financing, it may subject the company to fixed repayment obligations, regardless of our revenue levels or profitability. The addition of debt could increase our financial risk, especially if interest rates are unfavorable or if we are unable to meet our repayment terms.

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Debt covenants may restrict our ability to make certain business decisions, such as capital expenditures, acquisitions, or even issuing dividends, which could limit our operational flexibility and hinder growth prospects.

4.	Impact on Financial Health and Liquidity
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Depending on the amount and terms of the financing, we could face a strain on our liquidity and cash flow, especially if the funds raised are insufficient to support our operational needs. This could result in an increased reliance on additional financing rounds, leading to a cycle of dependency on external capital.

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If we are unable to obtain necessary funding on acceptable terms, or at all, we may be forced to delay, scale back, or even abandon certain business activities or development plans. This could prevent us from realizing our full potential and diminish future shareholder value.

5.	Potential for Substantial Future Financing Needs
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Given the inherently capital-intensive nature of mineral exploration, our financing needs may increase significantly over time. Large-scale exploration projects often require substantial investments, and the realization of our strategic goals may depend on continued access to both debt and equity markets.

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Our ability to attract and secure such financing will depend on various factors, including our financial performance, market conditions, and investor sentiment, each of which could vary and present additional risks.

6.	Uncertain Returns and Investment Horizon
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The mineral exploration industry is high-risk and typically has a long investment horizon before achieving commercial viability. Investors should consider that returns, if any, may not be realized for an extended period and that significant capital might be required before we achieve profitability.

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There is no assurance that we will be able to raise sufficient capital in future financings, and investors could see their interests diluted or impaired without a proportional increase in the company’s market value.

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A significant portion of our total assets are held in equity securities of early-stage companies, which securities are illiquid and subject to volatility, which factors could have a material adverse effect on our financial condition and results of operations.

Payment related to the consulting and accounting services provided by ICF is often made through equity stakes from such customers. As of March 31, 2024, September 30, 2023 and 2022, a total of $903,400, $1,326,332 and $4,078,050, respectively, of our equity holdings are issued by companies whose securities trade on OTC Markets or an alternative exchange.  These securities are primarily restricted and are subject to legal holding periods pursuant to Rule 144 or other applicable exemptions. The stock price of such issuers is often volatile, unpredictable, and with limited liquidity, and the value of such securities on the date of receipt compared to the date when we are able to legally sell the securities may decrease significantly. The value ascribed to our assets in our financial statements as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. Accordingly, the value of such holdings may change over time due to factors that we do not control, such as issuance of securities by such companies at lower prices or other market factors.  For the six months ended March 31, 2024 we recorded an unrealized loss on our investments of $514,282. For the years ended September 30, 2023 and 2022, we recognized unrealized losses of $2,460,978 and $1,848,950, respectively, on the value of our equity securities due to the decline in value of several securities as compared to the previous value of our holdings in such issuers. We also sold equity securities in the year ended September 30, 2023 for a realized loss of $342,740 and received cash proceeds of $50,000, which we used for exploration activities.  Changes to the value of our holdings could have a material adverse effect on our financial condition and results of operations.

RISKS RELATING TO THE EXPLORATION/MINING INDUSTRY

Exploration and development risks - The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

•	economically insufficient mineralized material;
•	the ability to find sufficient gold, nickel, copper or other metal reserves to support a profitable mining operation;
•	fluctuation in production costs that make mining uneconomical;
•	labor disputes;
•	unanticipated variations in grade and geological characteristics;
•	environmental events such as storms and flooding;
•	water availability;
•	difficult surface or underground conditions;
•	industrial accidents;
•	unexpected metallurgical response;
•	mechanical and equipment performance limitations;
•	geotechnical constraints; and
•	decrease in the value of mineralized material due to lower prices for critical minerals.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates. We currently have very limited insurance to guard against some of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we will incur a write-down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable or result in additional expenses.

Unproven Mineral Resources and the Inherent Risk of Exploration Activities.

The Company’s properties are at an early stage of exploration, and no proven or probable mineral reserves have been identified. The exploration and development of mineral resources are highly speculative and involve risks that could result in substantial losses. There is no assurance that further exploration will result in the discovery of commercially viable mineral resources. Even if mineral resources are identified, the cost of development may render the project uneconomical. Investors should be aware that investing in a company with unproven mineral resources is inherently risky.

One of the principal risks faced by the company is the inherent uncertainty associated with the exploration and evaluation of mineral properties. Despite detailed assessments and investments in geological studies, the process of identifying commercially viable mineral resources remains speculative and may not lead to profitable mining operations.

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The company’s reliance on historical drilling data and current exploration efforts presents specific challenges. While Fortune leverages a combination of historical records and contemporary drilling results to evaluate its assets, there is no guarantee that these will lead to successful outcomes. The historical data, while valuable, may not always align with current geological interpretations or regulatory standards, leading to potential discrepancies in resource estimates and overall project feasibility.

Fortune’s business is also subject to stringent regulatory requirements, particularly adherence to the NI 43-101 standards, which mandate comprehensive technical reporting on mineral property assessments. Compliance with these regulations requires detailed, certified documentation by qualified professionals to validate the mineral resource estimates and potential economic viability of projects. Failure to meet these stringent reporting standards can have significant consequences, including delays in project approval, increased costs, and potential loss of investor confidence.

Estimates of mineral resources are subject to evaluation uncertainties that could result in project failure.

Unless otherwise indicated, mineral resource figures presented by geophysical studies, including the studies we have paid for, are based upon estimates made by independent geologists and mining engineers. When making determinations about whether to advance any of our projects to development, we must rely upon such estimates for mineral resources, mineral reserves and grades on our properties.

Our exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of resources/reserves using sampling techniques and known resource estimation methodologies. Estimates of resources/reserves on our properties would be made using samples obtained from drilling programs. There is an inherent variability of assays between paired samples (proximal to each other) that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly defined at the current level of accumulated knowledge about our properties. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating resources/reserves.

Exploration and Drilling Risks

We believe that, based on the exploration work conducted to date, we have identified several promising targets that offer a reasonable chance of successful drilling. This belief is founded on various geophysical, geochemical, and historical data analyses that indicate the presence of mineralization. However, our ability to achieve successful drilling results is contingent upon the execution of a comprehensive drilling program, which includes drilling at least ten holes at an estimated total cost of approximately $1 million. Despite our confidence, several risks and uncertainties could affect the outcome of this drilling program:

1.

Exploration Data Interpretation: The success of our drilling program relies heavily on the accuracy of our interpretation of the exploration data. Misinterpretations or errors in the data analysis could lead to drilling in non-productive areas, resulting in wasted resources and financial loss.

2.

Drilling Execution Risks: The physical process of drilling presents numerous operational risks, including equipment failure, unexpected geological conditions, and adverse weather conditions. These factors can cause delays, increase costs, and impact the overall success of the drilling program.

3.

Financial Constraints: Our ability to complete the planned drilling program is dependent on securing adequate financing. Any shortfall in funding could force us to scale back or abandon our drilling plans, thereby diminishing our chances of discovering economically viable mineral deposits.

4.

Regulatory and Environmental Compliance: Drilling activities are subject to stringent regulatory and environmental standards. Obtaining the necessary permits and ensuring compliance with all regulations can be time-consuming and costly. Any delays or failure to comply could halt our drilling operations and lead to legal and financial repercussions.

Regulatory Risks.

We are subject to extensive laws and regulations governing environmental protection, health and safety, labor standards, and other matters. Exploration and mining activity is subject to ongoing changes in regulatory and policy frameworks that can significantly impact business operations. Shifts in environmental laws, land use regulations, taxation policies, and export controls could alter our project economics and operational strategy. Emerging regulations aimed at reducing carbon emissions or mandating additional environmental safeguards could require Fortune to implement new technologies or modify existing processes, leading to higher operational costs and extended project timelines. Additionally, global and local geopolitical developments may prompt abrupt changes in legal standards, necessitating rapid adaptation and potentially disrupting planned activities. The uncertainty surrounding potential regulatory shifts adds a layer of unpredictability to strategic planning and resource allocation, heightening the risk of non-compliance or project reassessment. Failure to anticipate or quickly respond to new regulations could compromise Fortune’s competitive position and adversely affect its long-term growth prospects.

Any material changes in resources/reserve estimates and grades will affect the economic viability of placing a property into production and a property’s return on capital.

As we have not completed feasibility studies and have to date relied on historical drilling data, resource estimates may require adjustments or downward revisions. In addition, the grade ultimately mined, if any, may differ from that indicated by our technical reports and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under existing on-site conditions or in production scale.

Our exploration efforts may fail. Even though we plan to continue to hire experts with knowledge of the Timmins mining camp we may not discover a significant nickel or gold mine. Our maps and initial drill holes indicate the presence of what may be the largest nickel find in Canada, but our drilling efforts may not find the location of nickel, copper or gold deposits. We believe we can monetize our mineral rights with our drilling results. But the geologists we hire cannot guarantee that we are drilling in the correct location.

Our management may not be able to control costs in an effective or timely manner. The Company’s management anticipates it can use reasonable efforts to assess, predict and control costs and expenses. However, implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Likewise, the cost of compensating employees and consultants or other operating costs may be higher than management’s estimates, which could lead to sustained losses.

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The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs, or lower than anticipated revenues. Failure to comply with applicable regulations could jeopardize our ability to explore, mine or sell our products and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, recalls of products, delays in the introduction of products into the market, refusal of the regulatory agency or other regulators to grant future clearances and approvals, and the suspension or withdrawal of existing approvals by such regulatory agencies. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and harm our reputation, business, financial condition and operating results. Canadian regulations are known for being friendly to the environment and may cause us to incur more costs than we have anticipated.

Reliability of Historical Data and Its Impact on Exploration Activities.

The Company has relied on historical data for some of its exploration properties. The reliability of historical drill hole data and other historical exploration results is subject to verification through modern exploration methods. There is no guarantee that future work will confirm the historical results or that the data will be sufficient for resource estimation. This data may not be reliable, as it was collected by third parties and may not conform to current industry standards or methodologies. As a result, the exploration activities based on this data could lead to erroneous conclusions or ineffective operations. If the historical data proves to be inaccurate or incomplete, it could significantly affect the Company's ability to identify and develop mineral resources.

Operational Risks and Uncertainties.

Our exploration activities face a range of operational risks, including equipment failure, accidents, and other unexpected disruptions, that could adversely impact our projects. These include, but are not limited to:

1.

Equipment Failure: The specialized machinery and equipment used in mineral exploration are susceptible to malfunctions and failures due to wear and tear, inadequate maintenance, or unforeseen defects. Such equipment breakdowns can halt operations, necessitate costly repairs or replacements, and lead to significant project delays. The unavailability of critical spare parts or delays in acquiring them could exacerbate these interruptions.

2.

Accidents and Safety Concerns: Exploration sites inherently carry a risk of accidents, including slips, trips, falls, and incidents involving heavy machinery. Safety hazards can result in injuries to personnel, which could lead to downtime, increased liability, regulatory scrutiny, and potential penalties. Moreover, serious accidents may tarnish the company’s reputation and erode stakeholder confidence.

3.

Natural Disruptions: Exploration activities may be interrupted by natural events such as extreme weather conditions, flooding, landslides, or seismic activity. Such occurrences can damage infrastructure, compromise safety, and necessitate emergency responses or project suspension. The unpredictability of these events adds a significant layer of uncertainty to operational timelines and costs.

4.

Regulatory Compliance and Environmental Considerations: Compliance with environmental regulations is critical and can impose operational constraints. Any failure to meet regulatory standards may result in fines, mandatory project modifications, or even shutdowns. Additionally, unforeseen changes in environmental legislation could introduce new compliance requirements and increase operational expenses.

5.

Supply Chain Disruptions: Reliable access to necessary supplies, including fuel, construction materials, and other essential equipment, is vital. Disruptions in the supply chain, whether due to logistical issues, supplier insolvency, or geopolitical factors, can impede exploration progress and escalate costs.

6.

Workforce Challenges: Maintaining a skilled and experienced workforce is crucial for the smooth running of exploration activities. Challenges such as labor shortages, strikes, or health-related issues (e.g., pandemics) could lead to workforce disruptions, decreased productivity, and increased operational costs.

7.

Technical and Geological Uncertainties: Exploration projects are inherently speculative, with success contingent on accurate geological assessments and technological reliability. Errors in geological data or limitations in technology can lead to ineffective exploration efforts, increased costs, and potential project termination.

Environmental and Community Impact Risk.

Exploration and mining activities can have significant environmental and social impacts. While we are committed to conducting our operations responsibly and adhering to sustainable practices, unforeseen issues may arise. These could include contamination of water sources, habitat destruction, or long-term ecological damage, which could provoke public opposition, legal challenges, and increased regulatory scrutiny. Such impacts may lead to reputational damage, strained relationships with local communities, and potential legal liabilities that could result in fines, project delays, or cessation of operations. Managing these risks necessitates thorough environmental impact assessments, community engagement initiatives, and the implementation of best practices for environmental stewardship.

Risks Associated with Potential Partnerships and Joint Ventures:

Strategic partnerships and joint ventures offer opportunities to access additional resources, expertise, and shared investment risks. Many junior exploration companies rely on a joint venture or partnership with an established mining company, once proven reserves are uncovered. Due to the high cost of exploration and drilling, a joint venture or partnership is often a source of equity or debt financing for further exploration activities. However, there are inherent risks in forming and maintaining these collaborations. Such partnerships may not materialize due to differing priorities or unforeseen challenges during negotiations. Additionally, conflicts of interest, misaligned objectives, and disagreements over project direction or resource allocation can arise, potentially leading to operational inefficiencies and strained partnerships. In some cases, dissolving a joint venture or terminating a partnership could result in financial losses and disrupt project timelines. Effective due diligence, clear contractual agreements, and ongoing communication are essential to manage these partnership-related risks and align interests.

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Market Competition Risk.

We operate in a highly competitive industry dominated by several large, well-capitalized companies. The size and resources of some of our competitors may allow them to compete more effectively and invest more aggressively in exploration, technology, and marketing. This competitive advantage can limit our ability to secure prime exploration sites, attract investment, and retain skilled personnel. Additionally, larger competitors may influence market prices and industry standards, making it challenging for smaller players like us to maintain or grow our market position. These factors could adversely impact our profitability, project success, and long-term sustainability. Addressing competitive pressures requires continuous innovation, strategic alliances, cost management, and maintaining a strong value proposition.

Reliance on Third Parties.

We rely on third parties to provide essential services and materials, including specialized equipment, technical expertise, and logistical support. As noted in this offering statement, we have one employee and two strategic advisors. To limit our overhead costs during our exploration work, we hire other companies to assist us in exploration activities and to complete projections and submit required assessment work to Canada’s Mining Lands Administration System.  The loss or failure of these third-party providers could be materially disruptive to our progress and could cause us to forfeit some or all of our mineral rights for non-compliance with Canadian regulations. Dependence on external parties exposes us to risks such as delays in service delivery, cost overruns, and potential quality issues. Additionally, securing alternative suppliers or service providers in the event of a disruption could be time-consuming and costly, potentially impacting project timelines and costs.

Market Conditions and Commodity Prices Risk .

Fortune’s financial performance and the feasibility of its projects are highly dependent on the prices of nickel, gold, copper, and other minerals. These prices are subject to significant fluctuations due to factors beyond the Company’s control, such as global supply and demand dynamics, macroeconomic trends, and geopolitical events. Sudden drops in commodity prices can directly impact the company’s revenue streams, project valuations, and overall profitability. Prolonged periods of low prices may render certain projects economically unviable, leading to potential write-downs of asset values or the deferral of planned exploration and development activities. Moreover, price volatility can affect investor confidence and the company’s ability to attract necessary financing for operations, resulting in constrained liquidity and heightened financial risk.

The volatility of commodity markets can also influence the cost structures associated with production and development. For instance, inflationary pressures, changes in input costs, or currency fluctuations can significantly alter project expenses and profitability margins. Additionally, global trade policies, such as tariffs or export restrictions, could disrupt supply chains or access to key markets, further complicating operational strategies. As a result, Fortune must remain adaptable and implement strategic measures to hedge against adverse market conditions while exploring alternative revenue channels to sustain long-term growth.

EXPLORATION RISKS WITHIN THE TIMMINS MINING CAMP

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Resource Estimation Uncertainty: The quantity and grade of deposits are estimates based on limited drill data. There’s a risk that actual mineral reserves may not match estimates, leading to potential downgrades of resource classifications.

•	Exploration Success: The Timmins mining camp, despite its historical richness in minerals, may not yield expected results in new exploration areas or depths, affecting project viability.
•	Drilling and Exploration Challenges: Adverse weather conditions, equipment failure, and unexpected geological formations can delay or increase the costs of exploration projects.
•	Access to Sites: Issues with gaining or maintaining access to exploration sites due to land ownership disputes, Indigenous land claims, or logistical challenges in remote locations.
•	Capital Requirements: The high cost of exploration and development may require significant capital. There’s a risk that the company may not be able to raise sufficient funds on favorable terms.
•	Market Volatility: The prices of nickel, copper, gold, and other critical minerals are subject to global market fluctuations, which can affect the economic feasibility of mining projects.
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Permitting and Licensing: Obtaining the necessary permits and licenses for exploration and mining activities can be time-consuming and uncertain. Changes in regulations or failure to comply with existing laws can result in project delays or cancellations. Fortune has secured drilling permits, but they must be renewed every three years.

•	Environmental Regulations: Stricter environmental laws and regulations, including those related to mine closures and rehabilitation, can increase costs and operational complexities.
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Environmental Impact: Exploration activities can have significant environmental impacts, leading to opposition from environmental groups and local communities. This can result in reputational damage and operational restrictions.

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Community Relations and Social License to Operate: Building and maintaining a positive relationship with local communities and Indigenous peoples is crucial. Failure to do so can lead to protests, legal challenges, and loss of social license to operate.

•	Policy Changes: Changes in government policies, both domestically and internationally, can affect mineral rights, taxation, and export regulations, impacting project feasibility.
•	Geopolitical Tensions: Global geopolitical developments can influence commodity prices and supply chain stability, affecting the project’s economic outlook.

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RISKS RELATED TO OUR SUBSIDIARIES

ICF Industries Inc.

☐  Limited Operating History:

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ICF was incorporated on January 1, 2020, and has a limited operating history. This short track record makes it difficult for investors to accurately assess ICF’s long-term viability and potential for success. The lack of extensive historical performance data increases the uncertainty and risk associated with evaluating ICF’s future performance.

☐  Dependence on Key Clients:

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A significant portion of ICF’s revenue has been derived from a limited number of clients. The loss of any key client, or a reduction in services provided to them, could have a material adverse effect on ICF’s business, financial condition, and results of operations.

☐  Revenue Volatility:

•	ICF’s revenue streams can be irregular and unpredictable, influenced by the timing of client engagements and project completions. Such variability makes it challenging to forecast future financial performance accurately, potentially affecting cash flow and financial planning.

☐  Market Competition:

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The consulting and financial reporting services market is highly competitive. ICF faces competition from larger, more established firms with greater resources. This competition may limit ICF’s ability to attract and retain clients, potentially impacting growth and profitability.

☐  Integration and Operational Risks:

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As ICF continues to grow and expand its service offerings, it faces risks associated with integrating new clients, managing larger-scale projects, and maintaining service quality. Operational inefficiencies or failures in managing these aspects could adversely affect ICF’s reputation and financial performance.

☐  Regulatory Compliance:

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ICF must comply with various regulations and standards in financial reporting and consulting, primarily those established by OTC Markets, which reflect disclosure and investor protection standards promulgated by the SEC. Any failure to adhere to these regulations could result in legal penalties, loss of business, and damage to ICF’s reputation.

☐  Economic and Market Conditions:

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ICF’s business is influenced by broader economic and market conditions. Economic downturns or unfavorable market conditions could reduce the demand for consulting and financial reporting services, adversely impacting ICF’s revenue and profitability.

☐  Technological Changes:

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Rapid advancements in technology may require ICF to continually update its tools and methodologies to remain competitive. Failure to keep pace with technological changes could result in a loss of clients and reduced market share.

☐  Dependence on Key Personnel:

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ICF’s success depends on the expertise and efforts of its Chief Executive Officer. The loss of a key employee, or the inability to attract and retain skilled professionals, could adversely affect ICF’s ability to maintain client relationships and deliver high-quality services.

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Noveda Technologies Inc

☐  Lack of Long-Term Contracts:

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Noveda does not have long-term contracts with its customers, which increases the risk of customer turnover. Customers can choose not to renew their annual subscriptions, leading to potential revenue instability and uncertainty in financial planning.

☐  Advance Billing Model:

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While Noveda bills customers in advance for a one-year energy monitoring cycle, this billing model may expose the company to cash flow challenges if a significant number of customers decide not to renew their subscriptions.

☐  Dependence on Customer Equipment:

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Noveda's SaaS product requires customers to have specific equipment installed on their premises to utilize the energy monitoring solutions. This dependency means that any changes in customer preferences, technological advancements, or the availability of alternative equipment could adversely affect Noveda’s business.

☐  Customer Switching Costs:

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Although customers would incur costs to switch to a new energy monitoring provider due to the need for new equipment, this switching barrier is not insurmountable. If a competitor offers superior technology or more attractive pricing, customers may still choose to switch despite the additional expense, potentially impacting Noveda’s customer retention.

☐  Reliance on Tax Incentives:

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Noveda's business model is supported by tax incentives for energy monitoring and solar power usage. Any changes or reductions in these tax incentives could make Noveda’s products less attractive to customers, potentially reducing demand and impacting the company's revenue and profitability.

☐  Technological and Market Evolution:

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The energy monitoring and renewable energy markets are rapidly evolving. Noveda must continuously innovate and adapt its technology to stay competitive. Failure to keep pace with technological advancements or to anticipate market trends could result in a loss of market share.

☐  Regulatory Changes:

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Changes in energy regulations, environmental policies, or industry standards could impact Noveda’s operations and the attractiveness of its products. Compliance with new regulations may require additional investments in technology and processes, affecting profitability.

☐  Dependence on Renewable Energy Adoption:

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Noveda’s success is tied to the continued adoption and growth of renewable energy sources. If the adoption of renewable energy technologies slows down or if there is a shift in policy or market focus away from renewable energy, Noveda’s business could be adversely affected.

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☐  Market Competition:

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The energy monitoring market is competitive, with numerous established players and new entrants. Increased competition could lead to price pressures, reduced margins, and the need for continuous investment in product development and marketing.

☐  Operational Risks:

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Noveda’s operations involve the deployment and maintenance of monitoring equipment at customer sites. Any issues with equipment performance, installation, or maintenance could lead to customer dissatisfaction, increased costs, and potential liability claims. Our operations are currently run by part-time independent contractors. For any substantial growth, we will need to hire additional personnel.

Risks Related to Ownership of our Common Stock

In addition to the business and operational risks outlined above, there are several risks specifically related to the ownership of our Common Stock:

•	There is no market for our Common Stock and there may be no market for our Common Stock, even after investors transfer shares of our Common Stock into a brokerage account.

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Volatility of Stock Price: The market price of our Common Stock may be highly volatile and could fluctuate significantly in response to various factors, including changes in our financial performance, industry trends, economic conditions, and broader market volatility. Such volatility could result in substantial losses for investors.

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Liquidity Risk: Our Common Stock may have limited liquidity, meaning that it may be difficult for shareholders to buy or sell shares quickly without significantly affecting the stock price. Limited liquidity could result in shareholders being unable to sell their shares at desired times or prices.

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Dilution: We may issue additional shares of Common Stock or securities convertible into our Common Stock in the future to raise capital or for other purposes. Such dilution could reduce the ownership interests of existing shareholders and may negatively impact the market price of our Common Stock.

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No Dividends: We do not anticipate paying dividends on our Common Stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on various factors, including our financial condition, operating results, capital requirements, and contractual restrictions. As a result, investors may not receive any return on their investment unless they sell their shares at a price higher than the purchase price.

•

Control by Insiders: Our Chief Executive Officer currently has majority voting rights. As a result, he has substantial influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, potentially to the detriment of minority shareholders.

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Potential Future Sales of Stock: Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could cause the market price of our Common Stock to decline. This includes shares issued upon the exercise of stock options or warrants.

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Penny Stock Regulations: Our Common Stock may be considered "penny stock" under SEC rules, which impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. These regulations could limit the ability of broker-dealers to sell our Common Stock and may affect the market liquidity for our shares.

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Unpredictability of Forward-Looking Statements: This offering circular includes forward-looking statements based on our current expectations and projections. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated, affecting the value of our Common Stock.

•

Lack of Analyst Coverage: There may be limited or no analyst coverage of our Common Stock, which could result in less visibility and a lower trading volume for our shares. Lack of coverage may also lead to reduced interest from institutional investors and less overall market support.

•

Regulatory and Legal Risks: Changes in laws, regulations, and accounting standards that affect public companies, or our industry could have an adverse impact on our business and the market price of our Common Stock. Compliance with these regulations could also increase our costs and divert management’s attention from operational matters.

Risks Related to this Offering

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our Common Stock may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares of Common Stock is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

We may amend our business policies without stockholder approval.

Our board of directors determines our growth, investment, financing, capitalization, borrowing, operations and distributions policies. Although our board of directors has no intention at present to change or reverse any of these policies, they may be amended or revised without notice to holders of our Common Stock. Accordingly, holders of our Common Stock will not have any control over changes in our policies.

Our management team will have broad discretion over the use of the net proceeds from our sale of our Common Stock, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of the Common Stock, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may issue additional debt and equity securities, which may be senior to our Common Stock as to distributions, rights, preferences and liquidation, which could materially adversely affect the value of our Common Stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. Any preferred securities, if issued by our company, may have a preference with respect to distributions and upon liquidation that is senior to the preference of our Common Stock, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

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We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this Offering.

Because there is no minimum amount of subscriptions which we must receive before accepting funds in the offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy our working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our exploration strategy if the maximum number of shares of our Common Stock is not sold.

If you invest in our Common Stock and less than all of the offered shares of our Common Stock are sold, the risk of losing your entire investment will be increased. We are offering our Common Stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Common Stock will be sold. If less than $☐ of the Common Stock shares offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

We may terminate this Offering at any time during the Offering period.

We reserve the right to terminate this Offering at any time, regardless of the number of shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by us and no funds will be returned to subscribers.

OTHER RISKS

The Company does not anticipate paying any cash dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, for the foreseeable future, to repay indebtedness and to support its business. The Company does not intend in the foreseeable future to pay any dividends to holders of its shares of common stock.

We Might Change Our Business Plans. Depending on the circumstances, we might change our business plans and strategies. We will neither need nor seek the consent of investors to change our plans.

Changes in Laws Could Affect the Business. Our business could be affected adversely by changes in the law – for example, by a law that imposes new safety requirements for our products, or a law that makes our products harder to sell.

Unpredictable Operating Costs. Our drilling and exploration costs are unpredictable and in many cases beyond our control. If we experience bad weather or equipment failure during drilling operations, our costs may exceed our cash resources to complete our project and threaten our ability to monetize our mineral rights.

Risk of Jury Trial Waiver Provision in Subscription Agreement and Uncertainty Regarding Its Enforceability. The subscription agreement that investors will enter into includes a provision waiving the right to a jury trial for claims arising from or relating to the agreement, except for claims under federal securities laws. Although the waiver does not apply to claims under federal securities laws, the enforceability of this provision is subject to interpretation by courts. If a dispute arises, a court may rule that the waiver is unenforceable based on the facts and circumstances of the case.

There is also uncertainty about whether this waiver provision would apply to investors who purchase our securities in secondary transactions, as it is primarily intended to apply to subscribers of this offering. Enforceability may vary by jurisdiction, which could impact the ability of some investors to exercise their right to a jury trial in a dispute with us. Consequently, investors should consider the potential limitations on their rights imposed by this provision before making an investment decision.

Exclusive Jurisdiction Provision May Limit Investors’ Legal Recourse Options: The Subscription Agreement includes a provision that requires all disputes to be resolved in state or federal courts located in New York. This means that if investors wish to bring legal action, they may need to do so in New York, which could result in increased costs or inconvenience, especially for investors residing outside New York. Furthermore, while this provision does not limit investors’ ability to bring claims under federal securities laws, courts in some jurisdictions may not enforce this exclusive forum provision, creating potential uncertainty regarding its applicability.

We cannot predict every risk. In addition to the risks listed above, businesses are often subject to risks not foreseen or fully appreciated by the management. It is not possible to foresee all risks that may affect us. Moreover, the Company cannot predict whether the Company will successfully effectuate the Company’s current business plan. Each prospective investor is encouraged to carefully analyze the risks and merits of an investment in the securities and should take into consideration when making such analysis all of the Risk Factors discussed above.

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Public health epidemics or outbreaks could adversely impact our business. In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. The extent to which public health epidemics or outbreaks impact our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration, severity and actions required in response to an outbreak. In particular, the spread of the coronavirus globally adversely impacted exploration activities in the Timmins mining camp as various operations were halted due to the illness, and future outbreaks could have an adverse impact on our business and our financial results.

Commodity prices and global demand for critical minerals are expected to remain uncertain. Commodity prices and demand are volatile and strongly influenced by world economic conditions. Recent volatility in commodity prices and demand may continue, which could adversely affect our ability to continue exploration and development activities.

Community disputes in the countries and territories in which the Company operates.

Some of the Company’s current and potential operations are located in or near communities that may regard these operations as being detrimental to them. Community expectations are typically complex, with the potential for multiple inconsistent stakeholder views that may be difficult to resolve. Stakeholder opinion and community acceptance can be subject to many influences, for example, related industries, operations of other companies, or local, regional or national events in other places where the Company operates. These disputes can disrupt the Company’s operations and may increase its costs, thereby potentially impacting the Company’s revenue and profitability. In the extreme, the Company’s operations may be a focus for civil unrest or criminal activity, which can impact its operational and financial performance, as well as its reputation.

Regulations, standards and stakeholder expectations regarding health, safety, environment and community evolve over time and unforeseen changes could have an adverse effect on the Company’s business and reputation.

The resources sector is subject to extensive health, safety and environmental laws, regulations and standards alongside community and stakeholder expectations. Evolving regulation, standards and stakeholder expectations could result in increased costs, regulatory action, litigation or, in extreme cases, threaten the viability of an operation.

The Company’s exploration and development of new projects might be unsuccessful.

The Company identifies new orebodies and mining properties through its exploration program and develops or expands other operations as a means of generating shareholder value. Exploration is not always successful and there is a high degree of competition to develop world-class orebodies. The Company may also not be able to source or maintain adequate project financing or may be unable to find willing and suitable joint venture partners to share the cost of developing large projects. Furthermore, project execution may not proceed as planned and project budgets and schedules may prove inaccurate, all of which may negatively impact the Company’s profitability and the mineral resources from which future cash flows should come.

The Company may be exposed to major failures in the supply chain for specialist services, equipment and materials.

The Company operates within a complex supply chain depending on suppliers of materials, services, equipment, and infrastructure, and on providers of logistics. Supply chain failures, or significantly increased costs within the supply chain, for whatever reason, could have an adverse effect on the Company’s business.

Joint ventures, strategic partnerships or non-managed operations may not be successful and may not comply with the Company’s standards.

The Company anticipates it will participate in several joint ventures and strategic partnership arrangements, and it may enter into others, all of which involve risk. Whether or not the Company holds majority interests or maintains operational control in its joint ventures and strategic partnerships, its partners may:

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•	have economic or business interests or goals that are inconsistent with, or opposed to, those of the Company;

•	exercise veto rights to block actions that the Company believes are in its or the joint venture’s best interests; or

•	be unable or unwilling to fulfill their obligations under the joint venture or other agreements, such as contributing capital to expansion or maintenance projects.

Where these joint ventures and strategic partnerships are controlled and managed by others, the Company may provide expertise and advice but have limited control over compliance with its standards and objectives. Controlling partners may take action contrary to the Company’s interests or policies, resulting in adverse impact to the Company’s operations, financial performance, legal liability or reputation.  Additionally, there is a risk that these ventures and partnerships could create conflicts of interest if the interests of the partners diverge from those of the Company or if the individuals involved in the Company’s management, including Mr. Paul Riss, have leadership roles or business interests in other companies. These conflicts could affect decision-making, lead to potential disputes, and adversely affect the Company's operations. In addition, strategic partnerships may not provide the expected benefits and could fail to deliver positive outcomes.

The Company’s exploration activities are vulnerable to a range of interruptions, most of which are not covered by insurance.

Natural disasters and events

Mining, smelting, refining and infrastructure installations are vulnerable to natural events including earthquakes, subsidence, drought, flood, fire, storm and climate change.

Sustained operational difficulties

Operating difficulties are many and varied, ranging from geological variations that could result in significant ground or containment failure to breakdown of key capital equipment. Reliable roads, rail networks, power generation and transmission, and water supplies are required to access the Company’s properties and to eventually deliver products to market. Limitations, delayed development, bottlenecks or interruptions in transport infrastructure, including third parties gaining access to the facilities used by the Company, could impede our ability to deliver products.

Sustained pandemic

The Company has exploration projects in Canada and is reliant on local labor to perform the exploration tasks. The sustained outbreak of a pandemic may result in health exposure to the Company’s workforce as well as the temporary closure of a site or access to shipping/transportation movements, adversely impacting financial performance.

Commodity price risk

The price of the Company’s shares, financial results and exploration, and development and mining activities in the future may be adversely affected by declines in the price of gold, nickel, and copper. Gold prices fluctuate widely and are affected by numerous factors beyond the Company’s control, such as the sale or purchase of metals by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar, Canadian dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major metals-producing and metals-consuming countries throughout the world. The price of gold has fluctuated widely in recent years, and future price declines could cause continuous development of and commercial production from the Company’s properties to be uneconomic. Future production from the Company’s mining properties is dependent on gold prices that are adequate to make these properties economically viable.

Operational risks

The Company’s planned principal operation is the exploration of metals. The Company’s operations and processing and related infrastructure facilities are subject to risks normally encountered in the mining and metals industry. Although adequate precautions to minimize risk will be taken, operations are subject to such hazards, which could have an adverse effect on the business, results of operations and financial position of the Company.

Such risks include, without limitation, environmental hazards, tailings risks, industrial accidents, labor disputes, changes in laws, technical difficulties or failures, late delivery of supplies or equipment, unusual or unexpected geological formations or pressures, cave-ins, pit-wall failures, rock falls, unanticipated ground, grade or water conditions, flooding, actual ore mined varying from estimates of grade or tonnage, metallurgical or other characteristics, interruptions in or shortages of electrical power or water, periodic or extended interruptions due to the unavailability of materials and force majeure events.

Such risks could result in reduced production, damage to, or destruction of, mineral properties or producing facilities, damage to or loss of life or property, environmental damage, delays in mining or processing, losses and possible legal liability.

It is common in new processing operations to experience unexpected problems and delays during development and start-up. In addition, delays in the commencement of sustainable and profitable production often occur.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1,960,000 (assuming the sale of all shares of Common Stock offered hereby (at the assumed public offering price of $0.10 per share), after deducting the estimated offering expenses payable by us.

Because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this offering circular.

Each 10% decrease in the number of shares sold at the public offering price of $0.10 per share would decrease our net proceeds, after deducting estimated offering expenses payable by us, by approximately $200,000.  For example, we estimate that our net proceeds from the sale of 50% of the Common Stock offered in this offering will be approximately $960,000.

We plan to use the net proceeds of this offering for general corporate and business purposes, including, but not limited to, further exploration and drilling of our mineral claims, as we search for critical minerals in Ontario, Canada.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this offering circular, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our exploration team, the potential discovery of a new ore body, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

Our offering is being made on a self-underwritten and direct public offering basis: no minimum number of shares must be sold in order for the offering to proceed. The following table sets forth the uses of proceeds based on the offering price of $0.10 per share if 25%, 50%, 75%, and 100% of the maximum amount of common shares registered in the offering (20,000,000) are sold.

There is no assurance that we will sell any shares or raise the maximum offering proceeds as anticipated.

Use of Proceeds	If 20,000,000 shares (100%) are sold	If 15,000,000 shares (75%) are sold	If 10,000,000 shares (50%) are sold	If 5,000,000 shares (25%) are sold
Exploration of mineral claims	$1,485,000	$1,060,000	$695,000	$265,000
Legal and accounting	75,000	50,000	50,000	40,000
Marketing	200,000	150,000	100,000	75,000
Noveda operations	100,000	100,000	50,000	25,000
Update of websites	50,000	50,000	40,000	30,000
General corporate purposes	50,000	50,000	25,000	25,000
Offering expenses	40,000	40,000	40,000	40,000
Total proceeds	$2,000,000	$1,500,000	$1,000,000	$500,000

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DILUTION

Purchasers of our Common Stock will experience an immediate dilution of the net tangible book value per share of our Common Stock. The net tangible book value of our Common Stock as of March 31, 2024 was approximately $840,000, or approximately $0.01 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding intangible assets, less total liabilities divided by the total number of shares of our Common Stock outstanding.

Dilution per share of Common Stock represents the difference between the amount paid by purchasers of shares in this offering and the net tangible book value per share of our Common Stock immediately following the completion of this Offering.

After giving effect to the assumed sale of 20,000,000 shares in the Offering at the subscription price of $0.10 per share, paid in cash, after deducting our estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2024 would have been approximately $2,088,000 or approximately $0.02 per share. This represents an immediate increase in pro forma net tangible book value of approximately $0.01 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $0.08 per share to purchasers in this offering, as illustrated by the following table:

Assumed public offering price per share		$0.10
Net tangible book value per share as of March 31, 2024	$0.01
Increase in net tangible book value per share attributable to new investors	0.01
Less: pro forma net tangible book value per share after giving effect to the offering		$0.02
Immediate dilution in net tangible book value per share to new investors		$0.08

Each $0.01 increase (decrease) in the public offering price, would increase (decrease) pro forma net tangible book value per share to new investors by $0.001, and would increase (decrease) dilution per share to new investors in this offering by $0.001, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated offering expenses payable by us. Similarly, each increase or decrease of 100,000 in the number of shares of common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $0.000 per share and increase (decrease) the dilution to new investors by $0.000 per share, assuming the public offering price remains the same, and after deducting the estimated offering expenses payable by us.

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DETERMINATION OF OFFERING PRICE

The offering price of a share is arbitrary with no relation to the value of the Company.  The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure, the value attributable to neighbouring competitors in the Timmins mining camp, Ontario, Canada, and the amount of money we would need to uncover a significant ore body on our property. Accordingly, the offering price should not be considered an indication of the actual value of our securities. There is no assurance that our Common Stock will trade at market prices in excess of our offering price as prices for the Common Stock in any public market which may or may not develop further will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of us and general economic and market conditions.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our Common Stock. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business, and we do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay cash dividends or issue additional shares of Common Stock as dividends. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this information statement. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Results of Operations

Six Months Ended March 31, 2024 Compared to Six Months Ended March 31, 2023

Our revenues decreased by $10,007, or 6%, to $169,745 in the six months ended March 31, 2024 as compared to $179,752 in the six months ended March 31, 2023. The decrease in revenues is attributable to decreased revenues from consulting services paid for with equity securities, an area of our operations that recorded a decrease in fees of $54,362, or 53% to $47,638 in the six months ended March 31, 2024 as compared to $102,000 in the six months ended March 31, 2023. Consulting services that are paid for with equity securities and financial consulting revenue are generated on a project-by-project basis and vary from period to period. Energy consulting revenue from Noveda, which began in January 2023, is a repetitive one-year service which we anticipate most of our customers will renew each year. Those revenues increased by $65,492 or 128% to $116,745 in the six months ended March 31, 2024, as compared to $51,253 the six months ended March 31, 202. The increase is primarily attributable to six months of operations of Noveda in the six months ended March 31, 2024, as compared to three months of operations of Noveda in the six months ended March 31, 2023. The components of revenue for the six months ended March 31, 2024 and 2023 were as follows:

	March 31, 2024	March 31, 2023
ICF services paid for with equity securities	$47,628	$102,000
ICF services paid for with cash	5,362	26,499
Revenue from Noveda services	116,745	51,253
Total	$169,745	$179,752

The Company has no mining revenues and does not anticipate mining revenues for several years.

Our costs of revenues increased by $44,709, or 124%, to $80,853 in the six months ended March 31, 2024 as compared to $36,144 in the six months ended March 31, 2023. The decrease is attributable to six months of operations of Noveda in the six months ended March 31, 2024, as compared to three months of operations of Noveda in the six months ended March 31, 2023.

General and administrative expenses increased by $7,757 or 365, to $9,882 for the six months ended March 31, 2024 as compared to $1,153 in the six months ended March 31, 2023. The primary increase in expense is attributable to the addition of the Noveda operations.

Professional services expenses increased by $5,410, or 31%, to $22,990 for the six months ended March 31, 2024, as compared to $17,580 for the six months ended March 31, 2023. The increase in expense is attributable to the addition of the Noveda operations.

Unrealized losses on equity securities for the six months ended March 31, 2024 decreased by $1,392,385, or approximately 73%, to $514,282, during the six months ended March 31, 2024, as compared to $1,906,667 during the six months ended March 31, 2023. The decrease in unrealized losses is attributable to a lower level of volatility in the value of the equity securities held by the Company.

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Related party other income decreased by $47,544, to $0 for the six months ended March 31, 2024, as compared to $47,544 reported in the six months ended March 31, 2023.  This income was provided to the Company by its former parent corporation to conduct exploration activities and was provided on an as-needed basis.  As a result of the spinoff of the Company, no further related party income is anticipated.

Fiscal Year 2023 Compared to Fiscal Year 2022

Our revenues for fiscal 2023 decreased by $1,753,678, or 87%, to $274,425 as compared to $2,028,103 reported for fiscal 2022. The decrease in revenues is attributable to decreased revenues from consulting services paid in equity securities, an area of our operations that recorded a decrease in fees of $1,684,600, or 94% to $102,000 in fiscal 2023 as compared to $1,786,600 in fiscal 2022. Consulting services that are paid for with equity securities and financial consulting revenue are generated on a project-by-project basis and vary from period to period.  Energy consulting revenue, which began in fiscal 2023, is a repetitive one-year service which we anticipate most of our customers will renew each year.  The components of revenue for the past two fiscal years were as follows:

	September 30, 2023	September 30, 2022
ICF services paid for with equity securities	$102,000	$1,786,000
ICF services paid for with cash	21,422	241,503
Revenue from Noveda services	150,983	-
Total	$274,425	$2,028,103

The Company has no mining revenues and does not anticipate mining revenues for several years.

Our costs of revenues decreased by $235,333, or 67%, to $118,192 in fiscal 2023, from $353,525 in fiscal 2022. The decrease is attributable to lower sales.  In addition, the 94% decrease in consulting services for equity securities, which is a high-margin product, resulted in a decrease in the gross profit percentage to 57% in fiscal 2023, as compared to 83% in fiscal 2022.

The Company paid $24,495 in wages during fiscal 2022 and paid no wages in fiscal 2023.

General and administrative expenses increased by $5,452 or 97%, to $11,096 for the year ended September 30, 2023, as compared to $5,644 for the prior fiscal year. The primary increase in expenses is attributable to the addition of energy consulting revenue in fiscal 2023.

Exploration costs decreased by $63,994, or 48%, to $69,839 in fiscal 2023, as compared to $133,833 in fiscal 2022. The decrease was primarily due to less cash available for exploration activities in fiscal 2023.

Professional services expenses increased to $47,729 for the year ended September 30, 2023, as compared to $0 for the prior fiscal year. The increase in expenses is attributable to three individuals who perform part-time independent contractor services in fiscal 2023 to support the energy consulting revenue in fiscal 2023.

Unrealized losses on equity securities for the year ended September 30, 2023 increased by $612,028, or approximately 33%, to $2,460,978, as compared to $1,848,950 during the year ended September 30, 2022. The increase in unrealized losses is attributable to a further decrease in value of the equity securities held by the Company.

A realized loss of $342,740 was recorded in the year ended April 30, 2023, as compared to a realized gain of $100 in the year ended April 30, 2022. The Company sold 2,000,000 shares of Galexxy Hldgs Inc in August 2023 for gross proceeds of $50,000 and used the proceeds primarily for its mineral exploration program.  In conjunction with the sale, the Company recorded a realized loss on the sale of investments of $342,740, as the book value of the shares at the time of the sale was $392,740.  In fiscal 2022, the Company sold an inactive subsidiary for a $100 gain.

Other income amounted to $13,709 in fiscal 2023, as compared to $0 in fiscal 2022.  The other income was the result of an employee retention credit (“ERC”) of $13,709, as provided under the Coronavirus Aid, Relief and Economic Security Act. The ERC was a tax incentive available to the Company for retaining employees during the economic challenges posed by the COVID-19 pandemic and was related to employment provided by the Company in fiscal 2022 and 2021.

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Related party other income decreased by $65,947, or 68%, to $30,899 for fiscal 2023 from $96,846 reported in the prior fiscal year.  This income was provided to the Company by its parent corporation to conduct exploration activities.

Amortization expense increased to $2,486 for fiscal 2023 from $0 for fiscal 2022. The Company did not have capitalized software to amortize in fiscal 2022. Beginning in fiscal 2023, the Company is amortizing capitalized software over a 15-year period.

Liquidity and Capital Resources

We had cash and cash equivalents of $42,826 and negative working capital of $30,219 as of September 30, 2023. For comparison, as of September 30, 2022, we had cash and cash equivalents of $11,463 and working capital of $11,463.

Sources and Uses of Cash: Our primary sources of cash are expected to be equity financings, revenue from consulting services, and potential proceeds from the sale or joint venture of our mineral claims.

Operational Cash Flow: Net cash provided by operating activities was positive, though reduced from the prior year, due to a combination of lower revenues from consulting services and increased operating expenses. Our strategy includes expanding our revenue base by growing our consulting services and exploring additional business opportunities to enhance cash inflows.

Investment Activities: We continued to invest in the development of our mineral claims and capitalized software, essential for supporting our exploration projects and enhancing operational efficiency. We also managed to generate cash from the sale of one of our investments, contributing positively to our liquidity.

Financial Strategy: To address our working capital deficit, we are pursuing various strategic initiatives, including:

•	Equity Financing: We plan to raise additional capital through the issuance of equity securities. This includes our ongoing effort to sell shares of common stock in the current offering.
•

Joint Ventures: We are exploring joint venture opportunities with other mining companies to share the costs and risks associated with the development of our mineral claims. This approach could provide significant funding without diluting our shareholders' equity.

We believe that our existing cash balances, equity securities and our anticipated cash flows from operations will be sufficient to meet our working capital and expenditure requirements for the next 12 months. Although we believe we have adequate sources of liquidity over the next 12 months, the success of our operations, the global economic outlook, and the pace of sustainable growth in our markets, will be dependent on our ability to raise capital for mineral exploration so that we can assess and document the value of our mineral claims.  We are seeking capital to fund exploration activity with the intent of uncovering a significant ore body in the Timmins mining camp in Ontario, Canada. Although we prefer to raise capital by selling securities to public investors, the capital we raise could be in the form of a joint venture where we sell an option to a drilling partner to buy certain mineral claims from us based upon the results of a drilling operation.  If we are unable to raise capital for exploration, we have the option to sell or abandon the claims without any further costs to us.

Year over Year Changes

Net cash provided by operating activities amounted to $1,914 in fiscal 2023, as compared to net cash used in operating activities of $15,943 in fiscal 2022.

In fiscal 2023, we recorded a net loss of $2,734,027 and non-cash revenue of $102,000. These amounts were primarily offset by an unrealized loss on investments of $2,460,978 and a realized loss on the sale of investments of $342,740, so that we had net cash provided by operating activities of 1,914.

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In fiscal 2022, we recorded a net loss of $241,398 and non-cash revenue of $1,786,600. These amounts were primarily offset by an unrealized loss on investments of $1,848,950 and non-cash expenses from the receipt of equity of 160,000, so that we had net cash used in operating activities of $15,943.

In fiscal 2023, net cash provided by investing activities amounted to $29,449, which resulted from $50,000 in cash received from the sale of an investment and the acquisition of a subsidiary, less expenditures of $33,934 for capitalized software . In fiscal 2022, net cash used in investing activities amounted to $1,000 for the acquisition of mineral interests.

In fiscal 2023 and 2022 there were no financing activities.

Issuances of Equity

On November 2, 2023, the Company increased its authorized shares to 410,000,000, consisting of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock.   1,000,000 shares of Series A preferred stock were created and issued with the following powers, preferences, qualifications, limitations or restrictions, and relative rights:

The Series A Preferred Stock shall not be convertible into common stock of the Company. The outstanding shares of Series A Preferred Stock shall be entitled to the number of votes, collectively, which shall be equal to 70% of the total number of votes that may be cast (including the votes of the issued and outstanding common stock as well as any voting preferred stock) at the time of such vote, at each meeting (or by written consent) of shareholders of the Company for their action or consideration, including the election of directors. The Company shall not amend, alter or repeal the Series A Preferred Stock, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without written consent or affirmation vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

On February 5, 2024, the Company implemented a stock split, issuing 106,960,795 shares of its Common Stock to its parent corporation, Mesa Home Resources Inc. (“Mesa”), bringing the total outstanding shares of common stock to 116,960,795. Mesa completed a spin-off of the Company on April 12, 2024 through a pro rata distribution of the Company’s Common Stock to the stockholders of Mesa as of November 2, 2023. Each Mesa stockholder received one share of Company Common Stock for each share of Mesa common stock held at the close of business, New York City time, on November 2, 2023, the record date of the spin-off. The distribution was made in book-entry form.

In June 2024, 300,000 shares of our common stock, valued at a price of $0.10 per share, were issued as payment in full for a $30,000 consulting contract. In October 2024 the Company sold 100,000 shares of its common stock and a common stock purchase warrant to purchase 100,000 shares of common stock at a price of $0.10 per share to an accredited investor and received cash proceeds of $10,000.

Indebtedness

As of September 30, 2023, the Company had $98,322 in total liabilities, comprised of accrued expense of $24,036, deferred revenue of $5,679, and related party advances of $5,679.  These liabilities are routine in nature.

Impact of inflation

While inflation may impact our capital and operating expenditures, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future, including by heightened levels of inflation experienced globally because of the pandemics, supply disruptions, high demand for geologists and drilling equipment, and recent geopolitical conflict.

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Summary of Accounting Principles

Basis of Presentation

The financial statements are presented in United States dollars and have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. The most significant estimates include:

•	revenue recognition and estimating allowance for doubtful accounts;
•	valuation of long-lived assets; and
•	valuation of intangible assets.

We continually evaluate our accounting policies and the estimates we use to prepare our financial statements. In general, the estimates are based on historical experience, on information from third party professionals and on various other sources and assumptions that are believed to be reasonable under the facts and circumstances at the time such estimates are made. Management considers an accounting estimate to be critical if:

•	it requires assumptions to be made that were uncertain at the time the estimate was made; and
•	changes in the estimate, or the use of different estimating methods, could have a material impact on our consolidated results of operations or financial condition.

Actual results could differ from those estimates. Significant accounting policies are described in Note 1 to our financial statements, which are included in this offering circular. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Certain of our accounting policies are deemed “critical”, as they require management's highest degree of judgment, estimates and assumptions. The following critical accounting policies are not intended to be a comprehensive list of all of our accounting policies or estimates:

Revenue Recognition

The Company recognizes service revenue from its consulting contracts and its game website using the five-step model as prescribed by ASC 606:

•	Identification of the contract, or contracts, with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as, the Company satisfies a performance obligation.

Allowance for Doubtful Accounts

In order to record the Company’s accounts receivable at their net realizable value, the Company must assess their collectability.  A considerable amount of judgment is required in order to make this assessment, including an analysis of historical bad debts and other adjustments, a review of the aging of the Company’s receivables, and the current creditworthiness of the Company’s customers.  Generally, when a customer account reaches a certain level of delinquency, the Company provides an allowance for the related amount receivable from the customer.  The Company writes off the accounts receivable balance from a customer and the related allowance established when it believes it has exhausted all reasonable collection efforts. Bad debt expense for fiscal 2023 and 2022 amounted to $6,496 and $1,105, respectively.

Impairment of Long-Lived Assets

Financial Accounting Standards Board (“FASB”) authoritative guidance requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment loss estimates are primarily based upon management’s analysis and review of the carrying value of long-lived assets at each balance sheet date, utilizing an undiscounted future cash flow calculation. We did not recognize an impairment loss in fiscal 2023 and 2022.

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Income Taxes

We estimate the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will more likely than not go unused. If it becomes more likely than not that a tax asset or loss carry-forward will be used, the related valuation allowance on such assets is reversed.

Stock-based Compensation

The Company measures and records the expense related to stock-based compensation awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight-line method to recognize the related stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, including the estimated fair value and price volatility of the Company’s common stock and the expected term of the option.

Recent Accounting Pronouncements

The Company adopted ASU 2016-13 on January 1, 2023 which requires entities to estimate an expected lifetime credit loss on financial assets such as short-term customer receivables. The estimate of expected credit losses is intended to reflect the potential risk of loss even if management believes no such loss has been incurred as of the reporting date. The adoption of this standard did not have a material impact on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Emerging Growth Company

As a public reporting company, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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Our company will continue to be an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have annual total gross revenues of $1,070,000,000 or more;

•	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act of 1933;

•	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

•

the date on which we are deemed to be a large accelerated filer, which means the end of the fiscal year in which the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

In summary, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies” and therefore, our shareholders could receive less information than they might expect to receive from more mature public companies.

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BUSINESS

Overview

Fortune Nickel and Gold Inc (the “Company” or “Fortune.”), was incorporated on August 18, 2020 in the state of New York. It owns ICF Industries Inc. (“ICF”), which was incorporated on January 1, 2020 in the state of Delaware. ICF owns Noveda Technology Inc. (“Noveda”), which was incorporated on June 20, 2021 in the state of New Jersey.

The authorized share capital of Fortune is 400,000,000 shares of common stock with a par value of $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, of which 1,000,000 shares of Series A preferred stock, par value $0.001 per share (“Series A Preferred Stock”), have been designated and issued.

The Company’s office is situated at 800 Westchester Ave Suite 641N Rye Brook, NY 10573. The Company’s web site is www.fortunenickelandgold.com.

Fortune, in collaboration with its subsidiary ICF, and ICF’s subsidiary Noveda, operates in both the mineral exploration and renewable energy optimization sectors. Fortune focuses on identifying and developing critical mineral resources essential for green technologies, ICF provides consulting and financial reporting services to four green-energy focused companies that trade on OTC Markets, while Noveda specializes in advanced energy data analytics for solar energy users, enhancing grid efficiency and sustainability. This collaboration underlines a strategic commitment to environmental stewardship.

Fortune Nickel and Gold Inc.

Fortune Nickel and Gold Inc. is dedicated to the acquisition, exploration, and development of mining properties in prolific nickel, copper, and gold jurisdictions. Fortune’s goal is to mine metals that sustain the global economy and replace fossil fuels with low-carbon energy. Metals such as copper facilitate the generation, storage and transmission of electricity, and nickel is a key component in the batteries of electric vehicles. Fortune owns 195 mining claims that lie at the core of the Abitibi Greenstone Belt, which contains some of the world’s largest deposits of gold, copper, zinc, nickel, and platinum-group metals. Nickel is a crucial battery metal in the electric vehicle (“EV”) supply chain. Fortune’s proximity to Canada Nickel properties and the established mining infrastructure in Timmins, Ontario, Canada, significantly enhances its exploration prospects. This strategic location offers direct access to critical resources and operational capabilities, positioning Fortune to effectively explore and develop its mineral assets. Coupled with the region’s rich history in mineral extraction, Fortune is well-placed to leverage these advantages for the exploration of nickel, copper, and other battery metals, crucial for the renewable energy sector. This setting not only supports efficient exploration activities but also aligns with global demands for sustainable and ethically sourced minerals.

The Company plans to explore and drill its mining claims, compile information, and either sell its mineral rights to a mining company or develop them by itself or in a joint venture.

ICF Industries Inc.

ICF provides consulting and accounting services to small cap companies. It receives payment for its services in both cash and equity securities. The equity securities that it owns are from small cap companies traded on OTC Markets. Fortune hopes to sell these securities to help fund its critical mineral exploration efforts. As a result of its services, it owns a basket of minority positions in publicly traded equities. The holdings include:

•	70,000,000 shares of common stock of Tamino Minerals Inc (OTC:TINO), which is a gold and lithium exploration company;
•	2,200,000,000 shares of common stock of IDGlobal Corp. (OTC:IDGC), which is an emerging growth company that focuses on international investment opportunities;
•	1,000,000 shares of Firma Holdings Corp. (OTC:FRMA), which seeks to develop advanced carbon materials;

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•	89,000,000 shares of Agri-Dynamics. Inc (OTC:AGDY), which is a gold exploration company;
•	30,000,000 shares of Pervasip Corp. (OTC:PVSP), which is a commercial cannabis operation in Washington State that produces the 9th best-selling brand in the USA;
•	100,000 shares of common stock and 3 shares of Special 2021 Series A preferred stock of KRTL Holding Group, Inc. (OTC:KRTL), which focuses on critical minerals, bio- and agri-technology; and
•	200,000 warrants to purchase, at a price of $0.001 per share, common stock of Quantum International Inc. (OTC:QUAN), which is an app development company.

The Company and its subsidiaries do not hold themselves out as being engaged (or proposing to engage) primarily in investing, reinvesting, or trading in securities. The Company is primarily engaged in the business of mineral exploration and renewable energy optimization and Company management spends the vast majority of its time and attention on the core operating businesses of the Company; monitoring the investment securities is only an ancillary activity.

`

The Company has not invested in any investment securities outside of receipt of securities from customers as payment for consulting and other services provided to such customers. Other than liquidating such securities for cash, the Company does not regularly trade in securities by buying securities for cash or by selling securities and reinvesting that capital into different investment securities.  The Company believes that being open to receiving in-kind securities as payment for services expands the market for its services to additional customers that may not otherwise be able to pay cash for such services.

Noveda Technology Inc.

Noveda specializes in real-time, web-based monitoring solutions for energy and water usage. Its innovative platform is designed to help users optimize the performance of renewable energy systems, significantly reducing their environmental impact by lowering energy consumption and carbon emissions. Targeting a broad market including commercial, educational, and government sectors, Noveda’s services offer insights into energy savings and sustainability practices. It developed a proprietary software in 2023 that operates on Amazon Web Services.

Software Capabilities: Noveda’s software platform offers comprehensive monitoring and analytics capabilities, including:

•	Real-Time Monitoring: Continuous data collection on energy and water usage, allowing users to identify inefficiencies and waste.
•	Detailed Analytics: Advanced analytics tools to optimize resource usage, detect waste, and verify financial savings from sustainability initiatives.
•	Performance Optimization: Tools to optimize the performance of renewable energy systems such as solar PV and wind turbines.
•	Sustainability Reporting: Features to generate detailed reports on sustainability efforts and resource usage, aiding in regulatory compliance and corporate sustainability reporting.

User Base: Noveda’s software is used by a diverse range of sectors, including:

•	Commercial and Retail: Businesses seeking to reduce operating costs and enhance sustainability.
•	Industrial: Manufacturers looking to optimize resource usage and improve operational efficiency.
•	Government and Education: Public institutions and universities committed to sustainability and cost savings.
•	Utilities: Energy and water utilities aiming to provide advanced monitoring solutions to their customers.
•	Healthcare: Hospitals and healthcare facilities focused on efficient resource management.

Competition: Noveda operates in a competitive market with several established players offering similar solutions. Key competitors include:

•	EnerNOC (a part of Enel X): Provides energy intelligence software and services to commercial and industrial customers.
•	Johnson Controls: Offers comprehensive building automation and energy management solutions.
•	Honeywell: Provides a range of energy management and sustainability solutions for commercial buildings.
•	Siemens: Offers energy and sustainability management software and services.

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Standard Customer Terms:

•	Subscription Model: Noveda operates on a subscription-based model, billing customers annually in advance for a one-year energy monitoring cycle.
•

Equipment Requirements: Customers must have specific monitoring equipment installed on their premises to utilize Noveda’s SaaS platform. This equipment is either purchased outright and in some instances the customer works with Noveda and purchases the equipment through Noveda. Typically, we have the customer purchase the equipment directly from a manufacturer or distributor.

•

Contract Terms: While Noveda does not have long-term contracts, the annual subscription model encourages ongoing customer engagement. Customers who choose to discontinue the service may incur costs related to the removal and replacement of the monitoring equipment.

•	Support and Maintenance: Noveda provides comprehensive support and maintenance services as part of the subscription, ensuring that the monitoring systems operate efficiently and effectively.

Collaboration with Carleton College

Overview:

Our business focuses on the exploration and development of critical minerals essential for the green energy transition. We believe a collaboration with Carleton College not only supports our mission of sustainable mineral exploration but also creates an opportunity for educational and professional growth for Carleton students and graduates.  We have no formal agreement with Carleton College.

Carleton College’s Entrepreneurial Spirit and Liberal Arts Education:

Carleton College emphasizes a rigorous liberal arts education that equips students with critical thinking, problem-solving, and effective communication skills. These attributes are essential for the management team of a new business and align well with the demands of innovative projects in mineral exploration and the real-time energy usage solutions provided by our Noveda subsidiary.

One notable initiative is the Carleton Startup Competition, led by a distinguished professor of economics. This event encourages students to pitch proposals for funding new businesses, sharing observations and experiences with entrepreneurial opportunities on campus. The college's initiatives demonstrate a commitment to supporting innovative and entrepreneurial activities among students, and Fortune hopes to expand that initiative.

Passion for Sustainability and Green Energy:

Carleton College has a long-standing tradition of pioneering green energy and sustainability. The dedication of Carleton’s 1.65 megawatt wind turbine in 2004 marked a significant milestone, making it the first utility-grade wind turbine owned by a college in the United States. This commitment was further reinforced with the installation of a second turbine in 2011, significantly increasing the campus’s renewable energy output.

Many alumni, having been part of this culture, have demonstrated a strong personal commitment to sustainability and environmental stewardship. This commitment aligns well with Fortune’s goals in mineral exploration and renewable energy optimization.

Network and Influence:

Carleton alumni often maintain strong networks with fellow graduates and the broader college community. This network can be leveraged to build support for Fortune’s initiatives, attract additional talent, and foster partnerships that enhance the project’s impact. Alumni can act as ambassadors, promoting the project within their professional circles and encouraging broader participation.

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Professional Expertise and Experience:

Many Carleton alumni have built successful careers in various fields, including environmental science, technology, business, and finance. Their professional expertise and experience may provide valuable insights and strategic guidance to the project. We  anticipate that alumni can mentor students involved in the project, share best practices, and contribute to the development of robust and effective strategies for exploration and marketing.

Commitment to Community and Education:

Many Carleton alumni have a deep-seated commitment to giving back to their community and supporting educational initiatives. This project offers them an opportunity to contribute to the college’s legacy of sustainability while supporting the next generation of students. By participating in this project, alumni can make a meaningful impact in advancing renewable energy and fostering educational and professional growth for current students.

Strategic Partnership and Stock Issuance:

To further generate interest, spirit, participation, and excitement in this collaborative clean energy project, Fortune will issue one share of stock to Carleton College for every share purchased by the investment community. This strategic move not only strengthens our partnership with Carleton but also underscores our commitment to integrating academic excellence with industry innovation, and we hope that our project can serve as a model for future collaborations between non-profit corporations and fund raising under both Regulation A and Regulation CF.

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PROSPECTS

Fortune’s exploration business, operating within the strategic and mineral-rich confines of the Timmins mining camp, focuses on the exploration and potential development of critical minerals essential for modern technologies and renewable energy systems. A map of our property is as follows:

The 117 claims in the Gowan Township are referred to as the Gowan Project, and the 78 claims in the townships of Beck, Ottaway and Lennox are referred to as the Beck / Ottaway Project.

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•	Strategic Location: Timmins Mining Camp

•	Region: At the heart of the Abitibi greenstone belt, renowned for its extensive deposits of gold, silver, copper, zinc, nickel, platinum-group metals (PGMs), and industrial minerals such as talc.

•	Proximity to Significant Mines:

•	Six miles north of Glencore’s Kidd Mine Met Site, the world’s deepest base-metal mine with over 150 million tonnes of copper-zinc ore produced.

•	Fifteen miles northeast of the City of Timmins, a gold-rich area with over 75 million ounces of gold produced, alongside numerous economic deposits and mines.

Gowan Project

•	Location: Gowan Townships

•	Area: Comprises 117 unpatented mining claims, totaling about 5,200 acres of prospective land for nickel, cobalt, PGMs, base-metal, and gold exploration.

•

Geological Setting: The property is underlain by the Gowan Intrusion Complex (GIC), featuring a diverse range of rock types. This setting is conducive to hosting world-class nickel sulfide deposits and base-metal VMS deposits.

•

Drilling Assessments: High-grade nickel and copper have been identified, alongside multiple zones of anomalous copper-zinc mineralization. Notably, drill hole FH-68 revealed a significant intersection with high nickel and copper content, sitting atop an unexplored electromagnetic anomaly.

Beck / Ottaway Project

•	Location: Beck-Ottaway-Lennox Townships

•	Area: Encompasses 80 unpatented mining claims, approximately 4,000 acres, focusing on nickel, cobalt, gold, and base-metal prospects.

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•	Geological Features: Dominated by serpentinized-altered ultramafic and mafic rocks, similar geological environments have historically hosted major nickel sulfide deposits.

•

Drilling Assessments: Historical drilling identified multiple nickel-bearing zones and areas of anomalous copper and gold, indicating substantial unexplored potential, especially given the lack of significant exploration activity over the past five decades.

Business Overview

Fortune’s exploration endeavors are strategically positioned to leverage the prolific mineral resources of the Timmins Mining Camp. Both the Gowan and Beck / Ottaway projects present significant exploration targets with the potential to uncover critical minerals necessary for the burgeoning renewable energy and technology sectors.

The unexplored electromagnetic anomalies, alongside historical findings of high-grade mineralization, set the stage for advanced exploration techniques to unlock the value within the mineral claims. With a focus on nickel, copper, cobalt, PGMs, and gold, Fortune’s exploration projects are well-aligned with global demands for critical minerals that drive sustainable technologies and green energy solutions.

Fortune’s business stands at the threshold of potentially significant mineral discoveries, poised to contribute valuable resources to the global supply chain while offering substantial growth opportunities within the critical minerals sector.

Competition

In addition to mining operations in North America, Fortune faces competition from mining companies in Russia, China, and Indonesia, countries known for significant production of nickel, cobalt, and other critical minerals. These nations benefit from extensive resources, government support, and established global supply chains, potentially offering lower-cost materials to the market. However, Fortune’s strategic location in Canada, known for its stable regulatory environment and commitment to sustainable mining practices, could offer a competitive advantage to investors concerned with ethical sourcing and environmental standards.

We compete with other mining companies to retain expert consultants required to complete our geological, project development, and analytical and metallurgical studies. We also compete with other mining companies to hire geologists and other skilled personnel in the mining industry, and for exploration and development services. In competing for qualified mineral exploration personnel, we may be required to pay compensation or benefits relatively higher than those paid in the past, and the availability of qualified personnel may be limited in high-demand commodity cycles. All our expert consultants have been independent contractors. They work on an as-needed basis and also work for other junior exploration companies in Canada. The price of each work assignment is negotiated, and they have received either cash or common stock for their services. Axiom was paid in shares of common stock for their services, and it continues to be a shareholder today. Field work, report writing, and other tasks are approximately $30 to $50 an hour depending on the skill level involved. The contractors have completed projects such as geophysical surveys, geochemical surveys, soil sample analysis, and satellite data analysis.

Industry Regulation

In the Timmins mining camp, government regulation is governed by both federal and provincial frameworks, ensuring environmental stewardship, community engagement, and worker safety. Entities must comply with regulations from Environment and Climate Change Canada and Natural Resources Canada, as well as provincial regulations set by Ontario’s Ministry of Northern Development, Mines, Natural Resources, and Forestry. These include environmental impact assessments, permitting processes, Indigenous consultations, and reclamation plans. These regulatory requirements ensure sustainable development and responsible resource extraction within the region.

CURRENT PROJECTS

Flagship Project – Gowan Project

Strategic Location:

Timmins Mining Camp lies at the heart of the Abitibi greenstone belt, which contains some of the world’s largest deposits of gold, silver, copper, zinc, nickel, platinum group metals and industrial minerals, such as talc.

Six miles north of Glencore’s Kidd Mine Met Site – The deepest base-metal mine in the world. The mine complex has produced over 150 million tonnes of copper-zinc ore.

Fifteen miles northeast of the City of Timmins – Timmins Gold Camp has produced over 106 million ounces of gold and hosted many economic deposits and mines. (https://digigeodata.com/timmins-mining-camp-gold-endowment/)

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Property Size:

This project is located at Gowan Townships and comprises 115 unpatented, mining claims (about 5,200 acres) of a prospective land package highlighting nickel, cobalt, PGM, base-metal and gold opportunities.

Geology and Mineralization

The Gowan Property, underlain by Gowan Intrusion Complex (“GIC”), consists of ultramafic, mafic- intermediate, felsic metavolcanic and clastic metasedimentary rocks with ultramafic, mafic and bimodal felsic intrusions. This geological setting potentially hosts world-class nickel sulfide deposits, i.e. Crawford, and base-metal VMS deposits, i.e. Kidd Creek, in Timmins Camp.

Drilling assessment reports from the Ministry of Northern Development and Mines in Ontario Province, has highlighted an impressive, high-grade, RC drill hole (FH-68) with a known intersection of 27ft at 3.5% Ni and 1.25% Cu, from millerite-bearing basal till samples. Multiple zones with anomalous copper-zinc mineralization, in the form of semi-massive-disseminated pyrite-chalcopyrite-sphalerite veins were also intersected in historic drill holes at the southeast and western sections of the property. Hole FH-68, including the drill holes with base-metal mineralization, sits on top of an electromagnetic anomaly (conductor), which was previously identified from an Ontario Geological Survey (OGS) Geophysical Airborne EM survey. These linear conductors were not drill-tested to bedrock depth and are also coincident at or along faults/shears and or lithologic boundaries, which by analogy in Timmins Camp, are excellent sites for significant Ni-Cu-(PGE) deposits.

Exploration Activities: Fortune has conducted various exploration activities, utilizing advanced techniques to identify and evaluate potential mineralization zones:

1.	Geophysical Surveys:
	○	Synthetic Aperture Radar (SAR): Identified key geological features such as faults and lineaments.
	○	Induced Polarization (IP) Surveys: Conducted by Axiom Exploration Group, identifying high chargeability zones indicative of disseminated sulfide mineralization.
2.	Geochemical Surveys:
	○	Soil Gas Hydrocarbon (SGH) Surveys: Detected geochemical anomalies suggesting nickel, copper, and gold mineralization.
3.	Historical Drilling and Sampling:
	○	Significant intersections, including drill hole PH-68 with 27 feet of 3.5% nickel sulfide and 1.25% copper.
4.	Satellite Data Analysis:
	○	Utilized Sentinel and Aster satellites for surface feature mapping and alteration identification.

Project Goals: The primary objective is to discover and delineate economically viable nickel and copper deposits, critical for renewable energy technologies.

Future Exploration Plans:

•	Drilling Programs: Extensive drilling to test identified anomalies and define mineralization extent.
•	In-fill Sampling: Additional sampling to refine soil geochemistry understanding.
•	Geophysical and Geochemical Surveys: Continued use to identify new targets.

There has been no significant exploration activity on the property making it an exciting exploration target with enormous blue-sky potential for nickel, base-metal and gold opportunities. The Company has a 20-hole drilling budget, for a cost of approximately $1,700,000. The contractors that the Company works with have indicated that each drill hole will cost appropriately $100,000 if we do not have the funds available for drilling 20 holes and decide to drill holes one at a time. Our first plan is to at least four drill holes in the vicinity of the PH-68 hole that contains indications of nickel sulfide and copper.

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To maintain mineral claims and rights within Ontario's Mining Lands Administration System (MLAS), Fortune must adhere to specific regulations and requirements as outlined by the Ministry of Mines. The key conditions include:

1.	Assessment Work Requirements:
·

Annual Assessment Work: Claim holders are obligated to perform a prescribed amount of assessment work annually to keep their claims in good standing. This work involves exploration activities such as geological surveys, drilling, or other approved methods to assess the mineral potential of the claim area.

·	·

Reporting: Completed assessment work must be reported through the MLAS, detailing the nature and value of the work performed. The Ministry reviews these reports to assign appropriate assessment work credits.

2.	Financial Obligations:
·

Payments in Place of Assessment Work: If the required assessment work is not completed within the specified timeframe, claim holders may make a payment in place of the work to maintain the claim's status. This payment is calculated based on the shortfall in assessment work credits.

3.	Expiration and Renewal:
· Claim Duration: Mining claims have specific durations and must be renewed periodically. The renewal process involves ensuring all assessment work and financial obligations are up to date.

4.	Compliance with Regulations:
· Adherence to the Mining Act: All activities must comply with Ontario's Mining Act and associated regulations, which govern the acquisition, maintenance, and exploration of mining lands.

·	· Environmental and Safety Standards: Exploration and development activities must meet environmental protection standards and ensure the safety of all operations.

By fulfilling these conditions, Fortune can maintain its mineral claims and rights within the MLAS system, ensuring compliance with provincial regulations and the sustainability of its exploration activities.

Fortune holds exploration permits for its projects in Ontario, Canada, each with specific issuance and expiration dates:

1.	Gowan Township Permit:
○	Issuance Date: March 8, 2022
○	Expiration Date: March 8, 2025
○	Details: This permit allows for mechanized drilling activities in Gowan Township, approximately 20 kilometers east-northeast of Timmins.

2.	Beck, Nesbitt, Lennox, and Ottaway Townships Permit:
○	Issuance Date: March 8, 2022
○	Expiration Date: March 8, 2025
○	Details: This permit authorizes line cutting and mechanized drilling in these townships, located approximately 50 kilometers west of Cochrane .

3.	Beck Township Permit:
○	Issuance Date: March 18, 2022
○	Expiration Date: March 18, 2025
○	Details: This permit covers mechanized drilling and line cutting in Beck Township, approximately 54 kilometers north of Timmins.

4.	Lennox Township Permit:
○	Issuance Date: May 19, 2022
○	Expiration Date: May 19, 2025
○	Details: This permit covers early exploration activities in Lennox Township, approximately 70 kilometers north of the City of Timmins.

Each permit is valid for three years from the date of issuance. To continue exploration activities beyond these dates, Fortune needs to apply for renewals before the permits expire. The renewal process allows for an extension of up to three additional years, subject to compliance with the Ministry's regulations and approval. There is no infrastructure on any of the properties.  The total purchase price of the Gowan claims was $293,818 and the total purchase price of the Beci/Ottaway claims was $48,180. The amount expended by the Company to purchase the claims and to pay for exploration services amounted to $640,640 as of March 31 2024.

41

Gowan Project Map

Gowan Property Map Showing its Mining Claims with IP Zones and UTM Points

42

Gowan Claim Block with IP Grid Lines

43

Detailed Geology Map with IP Zones and Gowan Grid Area

44

Below is a table of the mineral claims owned in the Gowan Township and the annual work required, the total work applied and the available exploration reserve, shown in Canadian dollars (C$).

Claim Number	Anniversary Date (1)	Annual Work Required	Total Work Applied	Available Exploration Reserve	Township / Area
522438	02-Jun-2025	C$400	C$1200	C$ 0	GOWAN
892091	01-Jun-2026	400	0	0	GOWAN
613744	02-Oct-2025	400	800	0	GOWAN
613761	02-Oct-2025	400	800	0	GOWAN
613718	02-Oct-2025	400	1200	0	GOWAN
613729	02-Oct-2025	400	800	76	GOWAN
613764	02-Oct-2025	400	800	0	GOWAN
613708	02-Oct-2025	400	1200	0	GOWAN
613716	02-Oct-2025	400	1200	0	GOWAN
576600	13-Feb-2025	400	1200	0	GOWAN
576484	12-Feb-2025	400	1200	0	GOWAN
576488	12-Feb-2025	400	1200	0	GOWAN
892095	01-Jun-2026	400	0	0	GOWAN
522431	02-Jun-2025	400	1200	0	GOWAN
613748	02-Oct-2025	400	800	0	GOWAN
613766	02-Oct-2025	400	800	0	GOWAN
613722	02-Oct-2025	400	800	0	GOWAN
613742	02-Oct-2025	400	800	0	GOWAN
613752	02-Oct-2025	400	800	0	GOWAN
613721	02-Oct-2025	400	1200	746	GOWAN
613759	02-Oct-2025	400	800	0	GOWAN
613755	02-Oct-2025	400	800	72	GOWAN
613751	02-Oct-2025	400	800	0	GOWAN
576205	08-Feb-2025	400	1200	912	GOWAN
576592	13-Feb-2025	400	1200	0	GOWAN
576485	12-Feb-2025	400	1200	0	GOWAN
576591	13-Feb-2025	400	1200	0	GOWAN
576596	13-Feb-2025	400	1200	0	GOWAN
892094	01-Jun-2026	400	0	0	GOWAN
706008	10-Feb-2025	400	400	0	GOWAN
706007	10-Feb-2025	400	400	0	GOWAN
522434	02-Jun-2025	400	1200	0	GOWAN
522432	02-Jun-2025	400	1200	0	GOWAN
613770	02-Oct-2025	400	800	74	GOWAN
613750	02-Oct-2025	400	800	0	GOWAN
613762	02-Oct-2025	400	800	0	GOWAN
613713	02-Oct-2025	400	1200	0	GOWAN
613726	02-Oct-2025	400	800	0	GOWAN
613714	02-Oct-2025	400	1200	0	GOWAN

45

613768	02-Oct-2025	400	800	0	GOWAN
613724	02-Oct-2025	400	800	0	GOWAN
613763	02-Oct-2025	400	800	0	GOWAN
613711	02-Oct-2025	400	1200	0	GOWAN
576203	08-Feb-2025	400	1200	1092	GOWAN
576204	08-Feb-2025	400	1200	0	GOWAN
576594	13-Feb-2025	400	1200	0	GOWAN
576486	12-Feb-2025	400	1200	0	GOWAN
706015	10-Feb-2025	400	400	0	GOWAN
522436	02-Jun-2025	400	1200	0	GOWAN
613715	02-Oct-2025	400	1200	0	GOWAN
613738	02-Oct-2025	400	800	0	GOWAN
613753	02-Oct-2025	400	800	0	GOWAN
613740	02-Oct-2025	400	800	0	GOWAN
613728	02-Oct-2025	400	800	0	GOWAN
576207	08-Feb-2025	400	1200	655	GOWAN
576331	11-Feb-2025	400	1200	0	GOWAN
576597	13-Feb-2025	400	1200	0	GOWAN
576334	11-Feb-2025	400	1200	0	GOWAN
892096	01-Jun-2026	400	0	0	GOWAN
706009	10-Feb-2025	400	400	0	GOWAN
613710	02-Oct-2025	400	1200	0	GOWAN
613733	02-Oct-2025	400	800	0	GOWAN
613758	02-Oct-2025	400	800	74	GOWAN
613712	02-Oct-2025	400	1200	0	GOWAN
613756	02-Oct-2025	400	800	0	GOWAN
613769	02-Oct-2025	400	800	0	GOWAN
613709	02-Oct-2025	400	1200	0	GOWAN
613771	02-Oct-2025	400	800	158	GOWAN
613723	02-Oct-2025	400	800	0	GOWAN
613743	02-Oct-2025	400	800	0	GOWAN
576337	11-Feb-2025	400	1200	0	GOWAN
576599	13-Feb-2025	400	1200	0	GOWAN
706011	10-Feb-2025	400	400	0	GOWAN
522437	02-Jun-2025	400	1200	0	GOWAN
613734	02-Oct-2025	400	800	69	GOWAN
613739	02-Oct-2025	400	800	12	GOWAN
613732	02-Oct-2025	400	800	0	GOWAN
613741	02-Oct-2025	400	800	0	GOWAN
613745	02-Oct-2025	400	800	0	GOWAN

46

613717	02-Oct-2025	400	1200	0	GOWAN
613772	02-Oct-2025	400	800	158	GOWAN
613731	02-Oct-2025	400	800	0	GOWAN
613767	02-Oct-2025	400	800	74	GOWAN
576593	13-Feb-2025	400	1200	0	GOWAN
576333	11-Feb-2025	400	1200	0	GOWAN
576332	11-Feb-2025	400	1200	0	GOWAN
576202	08-Feb-2025	400	1200	0	GOWAN
706014	10-Feb-2025	400	400	0	GOWAN
706016	10-Feb-2025	400	400	0	GOWAN
522435	02-Jun-2025	400	1200	0	GOWAN
522433	02-Jun-2025	400	1200	0	GOWAN
613746	02-Oct-2025	400	800	0	GOWAN
613754	02-Oct-2025	400	800	0	GOWAN
613720	02-Oct-2025	400	1200	0	GOWAN
613757	02-Oct-2025	400	800	0	GOWAN
613773	02-Oct-2025	400	800	59	GOWAN
613760	02-Oct-2025	400	800	0	GOWAN
613749	02-Oct-2025	400	800	0	GOWAN
613736	02-Oct-2025	400	800	0	GOWAN
613725	02-Oct-2025	400	800	0	GOWAN
613737	02-Oct-2025	400	800	0	GOWAN
613735	02-Oct-2025	400	800	0	GOWAN
576487	12-Feb-2025	400	1200	0	GOWAN
576598	13-Feb-2025	400	1200	0	GOWAN
576335	11-Feb-2025	400	1200	0	GOWAN
892090	01-Jun-2026	400	0	0	GOWAN
706012	10-Feb-2025	400	400	0	GOWAN
706013	10-Feb-2025	400	400	0	GOWAN
706010	10-Feb-2025	400	400	0	GOWAN
613730	02-Oct-2025	400	800	0	GOWAN
613747	02-Oct-2025	400	800	0	GOWAN
613727	02-Oct-2025	400	800	0	GOWAN
613719	02-Oct-2025	400	1200	0	GOWAN
613765	02-Oct-2025	400	800	0	GOWAN
576206	08-Feb-2025	400	1200	0	GOWAN
576336	11-Feb-2025	400	1200	0	GOWAN
576595	13-Feb-2025	400	1200	0	GOWAN

(1) Anniversary dates of October 2, 2025 are subject to further review by MLAS.

Flagship Project – Beck / Ottaway Project

Strategic Location:

47

Timmins Mining Camp lies at the heart of the Abitibi greenstone belt, which contains some of the world’s largest deposits of gold, silver, copper, zinc, nickel, platinum-group metals, and industrial minerals such as talc.

Property Size:

This project is located at Beck-Ottaway-Lennox Townships and comprises  78 unpatented, mining claims (about 4,000 acres) of a prospective land package that highlights nickel, cobalt, gold and base-metal opportunities.

Geology and Mineralization

The Beck-Ottaway Property is geologically underlain by a thick pile of serpentinized-altered, ultramafic, and mafic suites of rocks that typically host world-class nickel sulfide deposits in the Timmins Camp.

Drilling assessment reports from the Ministry of Northern Development and Mines, in the Ontario Province, has highlighted three drill holes in 1965 that intersected multiple anomalous nickel-bearing zones up to 118 ft in thickness. Like the Crawford deposit of Canada Nickel Company, the nickel sulfide mineralization at the southern portion of the property is also hosted in altered dunite-peridotite rocks, in the form of fine-grained, disseminations of pentlandite-millerite-chalcopyrite-pyrite, with grades ranging from 0.10 up to 0.30% Ni. Historical drill hole data at the north and west portions of the property highlighted anomalous copper and gold associated with massive sulfides, and shear-controlled quartz-carbonate veins, respectively.

Exploration Activities: Fortune has implemented comprehensive exploration activities for the Beck-Ottaway Project, utilizing various advanced techniques to identify and evaluate mineralization zones:

1.	Geophysical Surveys:
	○	Magnetic Surveys: Conducted to map geological structures and identify magnetic anomalies associated with potential mineral deposits.
	○	Electromagnetic (EM) Surveys: Used to detect conductive zones indicative of sulfide mineralization.
2.	Geochemical Surveys:
	○	Soil Sampling: Systematic soil sampling has been conducted to identify geochemical anomalies that signal the presence of nickel, copper, and other valuable minerals.
3.	Historical Drilling and Sampling:
	○	Analysis of historical drilling data has provided valuable insights into the mineralization patterns and guided current exploration strategies.
4.	Satellite Data Analysis:
	○	Multispectral Data Analysis: Utilized to enhance the understanding of surface features and identify areas with potential mineralization.

Project Goals: The primary objective of the Beck-Ottaway Project is to discover and delineate economically viable deposits of nickel and copper. These metals are essential to produce batteries, electric vehicles, and various renewable energy technologies, making their exploration and development critical in the transition to a sustainable future.

Future Exploration Plans:

•	Drilling Programs: A detailed drilling program is planned to test identified geophysical and geochemical anomalies and further define the extent of mineralization.
•	In-fill Sampling: Additional soil and rock sampling to refine the understanding of geochemical anomalies.
•	Geophysical and Geochemical Surveys: Ongoing surveys to expand exploration efforts and identify new targets.

We are committed to developing and implementing appropriate internal controls and procedures as our exploration activities progress and become more complex. These controls will be designed to ensure the accuracy and reliability of financial reporting and to safeguard the proper management of our exploration operations.

48

There has been no significant exploration activity on the property in the last 50+ years, making it an exciting exploration target, with enormous blue-sky potential for nickel, base-metal, and gold opportunities.

Beck-Ottaway Project Map

474000E
476000E
478000E
480000E
5428000N
5426000N
5424000N
5422000N
A
B
C
0 0.5 1 km

MB
ON
QC
0 500 km

Fortune Nickel & Gold Inc.
Beck-Ottaway Project Property Geology

Granodiorite-Diorite	Felsic-Intermediate Metavolcanic Rocks	Beck-Ottaway Claims	**Scale** 1 : 45,000
Diorite-Monzodiorite-Granodiorite	Mafic-Intermediate Metavolcanic Rocks	Iron Formations	**CRS** NAD83 / UTM Zone 17N
Mafic-Ultramafic Rocks		Faults	**Author** J. Balas
Metasedimentary Rocks			**Date** February 15, 2023

Beck-Ottaway Property Map Showing its Mining Claims

49

Beck Ottaway Claim Block with IP Zones and Geology

50

Below is a table of the mineral claims owned in the Townships of Beck, Ottaway, Nesbitt, and Lennox and the annual work required, the total work applied and the available exploration reserve, shown in Canadian dollars (C$).

Claim Number	Anniversary Date	Annual Work Required	Total Work Applied	Available Exploration Reserve	Township / Area
580547	02-Mar-2025	C$400	C$1200	C$ 0	BECK
582604	20-Mar-2025	400	1200	530	BECK
580548	02-Mar-2025	400	1200	0	BECK
580556	02-Mar-2025	400	1200	0	BECK
582602	20-Mar-2025	400	1200	83	BECK
580551	02-Mar-2025	400	1200	0	BECK
582605	20-Mar-2025	400	1200	219	BECK
580545	02-Mar-2025	400	1200	0	BECK
582603	20-Mar-2025	400	1200	237	BECK
582600	20-Mar-2025	400	1200	0	BECK
580550	02-Mar-2025	400	1200	0	BECK
580546	02-Mar-2025	400	1200	0	BECK
580557	02-Mar-2025	400	1200	0	BECK
580552	02-Mar-2025	400	1200	0	BECK
580544	02-Mar-2025	400	1200	0	BECK
582601	20-Mar-2025	400	1200	21	BECK
580549	02-Mar-2025	400	1200	0	BECK
580569	02-Mar-2025	400	1200	0	LENNOX
580571	02-Mar-2025	400	1200	105	LENNOX
580570	02-Mar-2025	400	1200	0	LENNOX
702031	18-Jan-2025	400	400	0	LENNOX
702032	18-Jan-2025	400	400	0	LENNOX
702035	18-Jan-2025	400	400	74	LENNOX
580572	02-Mar-2025	400	1200	503	LENNOX
702033	18-Jan-2025	400	400	0	LENNOX
702034	18-Jan-2025	400	400	0	LENNOX
580581	02-Mar-2025	400	1200	740	OTTAWAY
580585	02-Mar-2025	400	1200	360	OTTAWAY
580582	02-Mar-2025	400	1200	50	OTTAWAY
580576	02-Mar-2025	400	1200	125	OTTAWAY
580530	02-Mar-2025	400	1200	0	OTTAWAY
580534	02-Mar-2025	400	1200	0	OTTAWAY
580586	02-Mar-2025	400	1200	100	OTTAWAY
580580	02-Mar-2025	400	1200	150	OTTAWAY
580561	02-Mar-2025	400	1200	200	OTTAWAY
580527	02-Mar-2025	400	1200	505	OTTAWAY
580535	02-Mar-2025	400	1200	0	OTTAWAY

51

580523	02-Mar-2025	400	1200	0	OTTAWAY
580559	02-Mar-2025	400	1200	0	OTTAWAY
580575	02-Mar-2025	400	1200	36	OTTAWAY
580560	02-Mar-2025	400	1200	40	OTTAWAY
580525	02-Mar-2025	400	1200	0	OTTAWAY
580579	02-Mar-2025	400	1200	150	OTTAWAY
580583	02-Mar-2025	400	1200	100	OTTAWAY
580526	02-Mar-2025	400	1200	0	OTTAWAY
580578	02-Mar-2025	400	1200	0	OTTAWAY
580562	02-Mar-2025	400	1200	60	OTTAWAY
580533	02-Mar-2025	400	1200	0	OTTAWAY
580584	02-Mar-2025	400	1200	0	OTTAWAY
580532	02-Mar-2025	400	1200	0	OTTAWAY
580574	02-Mar-2025	400	1200	0	OTTAWAY
580522	02-Mar-2025	400	1200	25	OTTAWAY
580521	02-Mar-2025	400	1200	100	OTTAWAY
580528	02-Mar-2025	400	1200	40	OTTAWAY
580577	02-Mar-2025	400	1200	25	OTTAWAY
580529	02-Mar-2025	400	1200	300	OTTAWAY
580587	02-Mar-2025	400	1200	1514	OTTAWAY
580531	02-Mar-2025	400	1200	0	OTTAWAY
580524	02-Mar-2025	400	1200	1786	OTTAWAY
580520	02-Mar-2025	400	1200	50	OTTAWAY
580555	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580539	02-Mar-2025	400	1200	90	OTTAWAY, BECK
580536	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580554	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580568	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580538	02-Mar-2025	400	1200	190	OTTAWAY, BECK
580542	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580541	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580543	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580553	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580537	02-Mar-2025	400	1200	30	OTTAWAY, BECK
580540	02-Mar-2025	400	1200	0	OTTAWAY, BECK
580566	02-Mar-2025	400	1200	0	OTTAWAY, LENNOX
580558	02-Mar-2025	400	1200	0	OTTAWAY, LENNOX
580565	02-Mar-2025	400	1200	0	OTTAWAY, LENNOX
580573	02-Mar-2025	400	1200	0	OTTAWAY, LENNOX
580588	02-Mar-2025	400	1200	10	OTTAWAY, LENNOX
580567	02-Mar-2025	400	1200	0	OTTAWAY, NESBITT, LENNOX, BECK

52

Employees

As of the date of this offering circular, the Company has one part-time employee, its Chief Executive Officer.

Advisors

The Company has recruited several mining experts to support our development and validation of the value of our mineral rights Company. Advisors agree to provide a minimum number of service hours to Fortune per year on a case-by-case basis. Compensation to these advisors has been in cash and in shares of the Company’s Common Stock. These advisors are not employees of the Company.

Acquisition Opportunities

We do not have any current plans to acquire the assets or operation of other entities, but we believe that opportunities may become available. Should there be an opportunity to make an acquisition, our goal would be to ensure that the assets or operations to be acquired are a good fit and that the acquisition terms align with the Company’s interests. Acquisitions would likely be in the form of cash and equity. The cash portion of any acquisition would likely come from obtaining financing from lenders or future equity financing rounds, neither of which have been identified or may become available on terms favorable to us, if at all. Such financing would require that the Company take on new expenses related to servicing new debt or broker commission fees. Any equity used for an acquisition would come from issuing additional shares of the Company’s stock in exchange for the stock of the acquired entity. The issuance of stock would likely occur in a transaction that is not registered with the Commission and could result in the dilution of the investors in our offering. Additionally, investor consent would not be sought if the Company had sufficient authorized shares available.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any material litigation, and its management is not aware of any pending or threatened material legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

The Company’s Property

The Company leases office space at 800 Westchester Avenue Suite 641N, Rye Brook, NY 10573, which serves as its headquarters. Rent expense is $105 per month and the lease is on a month-to-month basis.

53

MANAGEMENT

Directors and Executive Officers

Paul Riss is the sole member of the Company’s Board of Directors. Mr. Riss is also the only executive officer of the Company, serving as Chief Executive Officer, President and Secretary.

Mr. Riss has more than 40 years of experience buying, building, operating, and selling businesses as the CEO of a publicly traded company and as a CPA with Ernst & Young.

Since March 2016, Mr. Riss has served as a board member and Chief Compliance Officer of Netcapital Funding Portal Inc., an equity-based funding portal and a member of FINRA. From January 2018 to November 2023, he served as the Chief Executive Officer and Chief Financial Officer of Here To Serve Holding Corp., (OTC: HTSC). Since December 2022, he has served as the chairman of the audit committee of Monogram Technologies Inc (Nasdaq: MGRM). Mr. Riss devotes approximately 10 hours per week to the operations of the Company.  Mr. Riss is a licensed CPA in the State of New York and is a member of the American Institute of Certified Public Accountants. As the CEO of a Nasdaq-listed technology company he was selected as a finalist in the Ernst & Young Entrepreneur of the Year award program for the Connecticut / Hudson Valley region. He graduated Magna Cum Laude with distinction from Carleton College in Northfield, Minnesota, and earned an MBA with distinction from the Stern School of Business at New York University. He won the James P. Kelly Award for distinguished public service by a member of the Westchester chapter of the New York State Society of Public Accountants. Mr. Riss is 69 years old.

Summary Compensation Table

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Paul Riss, our CEO since inception.

Summary Executive Compensation Table

				Stock	Option	Non-equity incentive plan	All other
Name and principal	Fiscal	Salary	Bonus	awards	awards	compensation	compensation	Total
principal position	Year	($)	($)	($)(1)		($)	($)	($)

Paul Riss	2023	0	0	0	0	0	0	0
CEO	2022	20,800	0	0	0	0	0	20,800

Key Person

Cherian Mathai – Mr. Mathai is the operations manager of Noveda. He is a co-founder of three companies with line management (COO level) and financial administration (CFO level) that were conceived, developed and successfully launched globally. Two of the three have been sold to strategic acquirers and the third, in IP and digital media, is in discussions for sale to one of the largest strategic entities in the industry. Prior to this venture, Mr. Mathai co-founded .travel TLD, the sponsored Top Level Domain (TLD), for the global travel community. In connection with .travel TLD, Mr. Mathai pioneered a unique authentication process for domain name registration and IP and trademark protection mechanism, which has been adopted as the industry norm. Mr. Mathai wrote the business plan, raised financing, set up operations, oversaw outreach, developed community and other stakeholder relationships and successfully rolled out a global offering. He then arranged, negotiated and consummated the sale of the company to a NASDAQ-traded Internet company, thereby netting investors over twenty times return. Earlier, he Mr. Mathai co-founded fareone, a web based fare aggregator of consolidator fares for travel agents, the first of its kind. As Chief Financial Offer, developed the start-up from concept to its sale to a U.K. based and London Stock Exchange traded online travel company. After the sale, Mr. Mathai stayed on as Chief Financial Officer of the Group, responsible for overall financial operations for North America and directed a major acquisition in the travel data management company based in Europe and United States. Earlier he had worked as Vice President of a structured finance advisory services company and as controller of a clean energy tech company. Mr. Mathai started his career at the United Nations Secretariat in New York as a Project Economist in the New & Renewable Energy Division, pioneering wind, solar and biomass projects in South America, Africa and Asia long before they had commercial applications. He has a master’s degree in international affairs with a finance concentration from Columbia University in New York.

54

Advisors to Management

Charles Gryba P.Eng – An advisor to the Company, his geology experience, mining methods and advances to the mining industry make him a desired resource. Today Mr. Gryba is acting as Strategic Advisor for Fortune Nickel and Gold Inc. He is instrumental in the geological, technical and mining decision-making for the Company’s Gowan and Beck Ottaway project.

David Beling P.E.- Mr. Beling is an advisor to the Company. During the past 58 years, Mr. Beling examined, significantly reviewed, or was directly involved with 88 underground mines, 131 open-pit mines and 164 process plants around the world. He also developed, enhanced, and obtained financing for several mining companies, mainly in the copper, gold, cobalt, nickel, and uranium sectors.

Professional Service Providers

Independent Accountant	OLAYINKA OYEBOLA & CO PC 43, Nurses House, 2nd Floor Churchgate Street, Victoria Island Lagos, Nigeria

Legal Services	Robert Brantl, Esq. 181 Dante Avenue Tuckahoe, NY 10707-3042

55

DESCRIPTION OF SECURITIES

The following description is intended as a summary of our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our Bylaws (the “amended and restated bylaws”). The description is intended as a summary and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the Form 1-A, of which this offering circular forms a part.

Authorized Capital Stock

The Company has authorized shares of 410,000,000, consisting of 400,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. 1,000,000 shares of Series A preferred stock are issued and outstanding and 9,000,000 shares of preferred stock are authorized and undesignated.  As of the filing date of this offering circular, 117,260,795 shares of Common Stock are outstanding.

Provisions of Note in Our Amended and Restated Certificate of Incorporation

No director of the Company shall be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity, provided that this provision shall not limit the liability of any director if a judgment or other final adjudication, adverse to him, establishes that his act or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage, to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of preferred stock and Common Stock, and our Board of Directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Common Stock

Voting Rights

Each holder of the Company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. There shall be no cumulative voting rights in the elections of directors.

Dividend Rights

Subject to any preferential rights of preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefore, dividends payable either in cash, in property, or in shares of common stock. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Preferred Stock

The Series A Preferred Stock shall not be convertible into common stock of the Company. The outstanding shares of Series A Preferred Stock shall be entitled to the number of votes, collectively, which shall be equal to 70% of the total number of votes that may be cast (including the votes of the issued and outstanding common stock as well as any voting preferred stock) at the time of such vote, at each meeting (or by written consent) of shareholders of the Company for their action or consideration, including the election of directors. The Company shall not amend, alter or repeal the Series A Preferred Stock, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without written consent or affirmation vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. Our Chief Executive Officer owns all outstanding shares of Series A Preferred Stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information regarding the beneficial ownership of our voting shares by:

●	each person who is known to be the beneficial owner of more than 5% of our voting shares;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. To our knowledge, none of our shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

	Common Stock		Series A Preferred
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class	Total Voting Power
Paul Riss(2)	11,852,431	10.1%	1,000,000	100%	73.1%
All officers and directors as a group (1 person)	11,852,431	10.1%	1,000,000	100%	73.1%
Cesar Herrera(3)(4)	12,308,401	10.5%	--	--	3.2%

_________________________________________

(1)	Ownership is of record and beneficial unless otherwise noted.

(2)	800 Westchester Ave., Suite 641N, Rye Brook, NY 10573

(3)	14143 Denver W Parkway, Suite 100, Lakewood, CO 80401

(4)	Shares attributed to Mr. Herrera include 11,308,401 owned of record by KRTL Holding Group, Inc., of which Mr. Herrera is the Chief Executive Officer.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Cesar Herrera, the Chief Executive Officer of KRTL Holding Group, Inc. (“KRTL”), beneficially owns 10.5% of the Company’s Common Stock. However, his voting power is limited to 3.2% of the voting shares because our Chief Executive Officer, Paul Riss, holds 1 million shares of Series A Preferred Stock, which gives him 70% of the vote.

Transactions with the Chief Executive Officer: As of September 30, 2023, the Company owed its Chief Executive Officer, Paul Riss, $5,679 for unreimbursed payments made to vendors on behalf of the Company. This balance increased to $8,217 as of March 31, 2024, and increased to $35,324 as of September 30, 2024. These amounts are recorded as liabilities on the balance sheet under amounts payable to related parties.

Advances from Parent Company for Exploration Activities: The Company received advances from its former parent company, primarily to fund the exploration of critical minerals in its Canadian mining claims. These advances have been recorded as other income from related parties. The amounts advanced were:

•	$33,707 for the year ended September 30, 2023,
·	$105,922 for the year ended September 30, 2022,
·	$0 for the six months ended March 31, 2024, and
·	$47,544 for the six months ended March 31, 2023.

No advances were made in fiscal 2024. These advances were provided by the parent company on terms that do not require repayment, thus they are treated as other income rather than liabilities.

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PLAN OF DISTRIBUTION

The Company is offering up to 40,000,000 shares of Common Stock on a “best efforts” basis.  The price per share is $0.10 per share of Common Stock. The minimum subscription is $200.00, or 2,000 shares.

The Company intends to market the Common Stock in this offering through both online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website www.fortunenickelandgold.com on a landing page that relates to the offering.

The offering will terminate at the earliest of the date at which the maximum offering amount has been sold, or one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part, or the date at which the offering is earlier terminated by the Company in its sole discretion.

The Company intends to complete multiple closings in this offering. After each closing, funds tendered by investors will be available to the Company.

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; and (iv) all of the legal fees related to FINRA clearance. Fees include payments for hosting a webpage that accepts subscription agreements and payments from individual investors.  If an investor is using an ACH or credit card to pay, the use of proceeds would include the amount of the credit card processing fees for the offering, and the company will be responsible at closing to issue the investor the full amount of their subscription but will receive an amount net of these fees available for the Company’s business.  If a subscriber is rejected, their full investment would need to be returned, and the company would absorb the fees incurred if they used ACH or a credit card to purchase the Company’s Common Stock.

Subscription Acceptance and Settlement Process

Upon receiving a subscription, we will review the submission within 5 business days to determine eligibility based on criteria such as accredited investor status and compliance with offering limits. If a subscription is accepted, we will notify the investor promptly and initiate settlement at the end of the first month and every two weeks thereafter.

If a subscription is rejected due to incomplete documentation or other disqualifying factors, we will notify the investor within 5 business days and our escrow agent will return any funds received within 10 business days of the rejection notification.

Termination of Offering: Consistent with Rule 251(d)(3)(i)(F), this offering will continue until the earliest of (i) one year from the date of qualification, (ii) the date the maximum offering amount is raised, or (iii) an earlier date as determined by us at our discretion. We will process subscriptions continuously and promptly, and we do not intend to delay accepting subscriptions for future processing.

Exclusive Jurisdiction Provision in Subscription Agreement: The Subscription Agreement includes a provision whereby both the purchaser and the company accept the exclusive jurisdiction of state or federal courts of competent jurisdiction within the state of New York for any disputes arising out of or related to the agreement other than disputes arising under federal securities laws. This provision means that any legal action brought by investors, other than an action arising under federal securities laws, must be filed in New York state or federal courts. However, this provision does not limit investors’ rights to bring claims under federal securities laws.

Pricing of the Offering

Prior to the offering, there was no public market for the shares of Common Stock. The offering price has been determined by the management of the Company. In addition to the shares sold in this offering, Fortune will issue one share of stock to Carleton College for every share purchased by the investment community.  Carleton College will not pay for these shares.  The contribution to Carleton is an effort to engage students and alumni to support our mission of sustainability and green energy.

Investment Limitations

As set forth in Title IV of the JOBS Act, there would be no limit on how many shares an investor may purchase if this offering results in a listing of our Common Stock on OTC Markets or other national securities exchange. However, our Common Stock will not be listed on OTC Markets until after the initial qualification of this offering by the Commission. We do not intend to list our Common Stock on Nasdaq.

For individuals who are not accredited investors, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “— Procedures for Subscribing — How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our Common Stock is not listed on Nasdaq, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Common Stock (please see below under “— How to Calculate Net Worth”);

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)

You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)

You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Common Stock, with total assets in excess of $5,000,000;

(vi)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)

You are a trust with total assets in excess of $5,000,000, your purchase of Common Stock is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Common Stock;

(ix)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii)

You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

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This offering will start on or after the date that the offering is qualified by the Commission and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Procedures for Subscribing

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.	Go to the www.fortunenickelandgold.com website and click on the “Invest Now” button;

2.	Complete the online investment form;

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified Company bank account;

4.	Once funds or documentation are received an automated Know Your Customer (“KYC”) procedure will be performed to verify the identity and status of the investor;

5.

Once KYC is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement that will be available to you online. Investors will be required to complete a subscription agreement in order to invest. For so long as we are not listed on Nasdaq, the subscription agreement will include a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the offering statement, of which this offering circular forms a part, as Exhibit 4) and the funds required under the subscription agreement have been transferred to the Company’s bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the subscribed for Common Stock at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, for so long as our Common Stock is not listed on Nasdaq, non-accredited, natural person may only invest funds in our Common Stock which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purpose of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Common Stock.

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In order to purchase the shares of Common Stock, and prior to the acceptance of any funds from an investor, an investor in our Common Stock will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Minimum Offering Amount

There is no minimum offering amount in this offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Security holders

No securities are being sold for the accounts of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Equity Stock Transfer, LLC, a registered transfer agent with the Commission, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Restated Certificate of Incorporation and our by-laws, subject to the provisions of New York law, contain provisions that allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. We have also entered into an indemnification agreement with our executive officer and director that provides him with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the laws of the State of New York in effect from time to time, subject to certain exceptions contained in those agreements. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Provisions of Note in our Subscription Agreement

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, other than claims arising under federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

The waiver of the right to a jury trial does not apply to claims arising under federal securities laws. This provision is intended to apply only to investors in the primary offering, and there is uncertainty regarding its applicability to purchasers in secondary transactions. Additionally, enforceability of this waiver may vary by jurisdiction and could be challenged, meaning that a court may find the waiver unenforceable based on the specific facts of a case.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Robert Brantl, Esq, Tuckahoe, New York.

EXPERTS

The financial statements of Fortune Nickel and Gold Inc as of September  30, 2023 and 2022 and for each of the two years in the period ended September 30, 2023 appearing in this offering circular have been audited by OLAYINKA OYEBOLA & CO, an independent registered public accounting firm, as set for in their report thereon appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the securities that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and the securities, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement.

We will continue to make our financial information available to any interested parties or investors through compliance with the disclosure rules for a smaller reporting company under the Securities Exchange Act. You may also access our reports free of charge at our website, www.fortunenickelandgold.com. The information contained in, or that can be accessed through, our website is not part of the offering statement of which this offering circular forms a part. The full offering statement can be obtained from the SEC, as indicated above, or from us.

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F-1

Report of Independent Registered Public Accounting Firm

 The Board of Directors and Stockholders of

FORTUNE NICKEL AND GOLD INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fortune Nickel and Gold, Inc (the ‘Company’) as of September 30, 2023, and 2022, and the related consolidated statements of operations changes in stockholders’ equity and cash flows for each of the two years ended September 30, 2023, and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2023, and 2022, and the results of its operations and its cash flows for each of the two years ended September 30, 2023, and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

/s/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos, Nigeria

We have served as the Company’s auditor since 2024.

September 23, 2024

F-2

Fortune Nickel and Gold Inc

Consolidated Balance Sheets

	September 30, 2023	September 30, 2022
Assets:
Cash and cash equivalents	$42,826	$11,463
Accounts receivable net	25,277	-
Total current assets	68,103	11,463

Equity securities at fair value	964,992	2,268,900
Related party equity securities at fair value	358,190	1,806,000
Investments	3,150	3,150
Capitalized software	59,373	-
Mineral interests	340,880	340,880
Total assets	$1,794,688	$4,430,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$24,036	$-
Due to related parties	5,679	-
Deferred revenue	68,607	-
Total current liabilities	98,322	-

Commitments and contingencies	-	-

Stockholders’ equity:
Common stock, $.001 par value; 400,000,000 shares authorized, 116,960,795 shares issued and outstanding	116,961	116,961
Additional paid in capital	-	-
Retained earnings	1,579,405	4,313,432
Total stockholders’ equity	1,696,366	4,430,393
Total liabilities and stockholders’ equity	$1,794,688	$4,430,393

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Fortune Nickel and Gold Inc

Consolidated Statements of Operations

	Year Ended	Year Ended
	September 30, 2023	September 30, 2022

Revenues	$274,425	$2,028,103
Costs of services	118,192	353,525
Gross profit	156,233	1,674,578

Costs and expenses:
Wages	-	24,495
General and administrative	11,096	5,644
Exploration costs	69,839	133,833
Professional services	47,729	-
Total operating expenses	128,664	163,972
Income from operations	27,569	1,510,606

Other income (expense):
Unrealized loss on investments	(2,460,978)	(1,848,950)
Realized gain (loss) on sale of investments	(342,740)	100
Other income, net	13,709	-
Related party other income	30,899	96,846
Amortization of intangible assets	(2,486)	-
Total other income (expense)	(2,761,596)	(1,752,004)
Net income (loss) before taxes	(2,734,027)	241,398)
Income tax expense	-	-
Net income (loss)	$(2,734,027)	$(241,398)

Basic net loss per share	$(0.02)	$(0.00)
Diluted loss per share	$(0.02)	$(0.00)

Weighted average number of common shares outstanding:
Basic	116,960,795	116,960,795
Diluted	116,960,795	116,960,795

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Fortune Nickel and Gold Inc

Consolidated Statements of Shareholders’ Equity

For the Years Ended September 30, 2023 and 2022

	Common Stock		Additional Paid in	Retained	Total
	Shares	Amount	Capital	Earnings	Equity
Balance, September 30, 2021	116,960,795	$116,961	$-	$4,554,830	$4,671,791
Net loss year ended September 30, 2022	-	-	-	(241,398)	(241,395)
Balance, September 30, 2022	116,960,795	116,961	-	4,313,432	4,430,393
Net loss year ended September 30, 2022	-	-	-	(2,734,027)	(2,734,027)
Balance, September 30, 2023	116,960,795	$116,961	$-	$1,579,405	$1,696,366

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Fortune Nickel and Gold Inc

Consolidated Statements of Cash Flow

	Year Ended	Year Ended
	September 30, 2023	September 30, 2022
OPERATING ACTIVITIES
Net loss	$(2,734,027)	$(241,398)
Adjustment to reconcile net income (loss) to net cash used in operating activities:

Bad debt allowance	6,496	1,105
Non-cash expense from the transfer of investments	-	160,000
Non-cash revenue from the receipt of equity	(102,000)	(1,786,600)
Unrealized loss on investments	2,460,978	1,848,950
Realized loss on investment	342,740	-
Changes in non-cash working capital balances:
Accounts receivable	(6,881)	2,000
Accounts payable and other current liabilities	10,677	-
Deferred revenue	18,252	-
Related party payable	5,679	-
Net cash provided by (used in) operating activities	1,914	(15,983)

INVESTING ACTIVITIES
Acquisition of subsidiaries	13,383	-
Sale of investments	50,000	-
Capitalized software	(33,934)	-
Mineral interests	-	(1,000)
Net cash provided by (used in) investing activities	29,449	(1,000)

FINANCING ACTIVITIES
	-	-
Net cash provided by financing activities	-	-

Net increase (decrease) in cash	31,363	(16,943)
Cash and cash equivalents, beginning of the period	11,463	28,406
Cash and cash equivalents, end of the period	$42,826	$11,463

Supplemental disclosure of cash flow information:
Cash paid for taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Fortune Nickel and Gold Inc.

Notes to the Consolidated Financial Statements

September 30, 2023

NOTE 1 – NATURE OF OPERATIONS AND ORGANIZATION

History of Organization

Fortune Nickel and Gold Inc (the “Company,” “we,” or “our”) was incorporated in the State of New York on August 14, 2020, to pursue the acquisition, exploration and development of mining properties in prolific jurisdictions, and began accumulating single cell mining claims.

Fortune owns mineral rights on 195 unpatented mining claims in the Timmins Mining Camp, Ontario, Canada, for the purpose of exploration and potential development of nickel, gold, copper, and other metals on a total of approximately 9,200 acres. Fortune's goal is to mine metals that sustain the global economy and replace fossil fuels with low-carbon energy. Metals such as copper facilitate the generation, storage, and transmission of electricity, and nickel is a key component in the batteries of electric vehicles.  Fortune’s 195 mining claims lie at the core of the Abitibi Greenstone Belt, which contains some of the world's largest deposits of gold, copper, zinc, nickel, and platinum-group metals. Nickel is a crucial battery metal in the electric vehicle supply chain.

`

The consolidated financial statements include the Company’s wholly owned subsidiary, ICF Industries Inc. (“ICF”), that provides financial reporting and advisory services to small-cap companies, and energy monitoring services to more than 100 customers. ICF also owns minority positions in publicly traded companies that it received by providing its advisory services.  ICF accounts for all the Company’s revenues.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principle of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of significant intercompany balances and transactions. The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America.  The Company has a September 30 fiscal year end.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to income tax valuation allowance, and the allowance for doubtful accounts.  On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions.  After such reviews, and if deemed appropriate, those estimates are adjusted accordingly.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.   The Company has no cash equivalents.  The Company uses one financial institution for its cash balances and has not maintained cash balances that exceed federally insured limits.

Investments

The Company follows ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, for the recognition, measurement, presentation, and disclosure of financial instruments.

F-7

Exploration and Evaluation of Mineral Properties

Exploration and evaluation expenditures are costs incurred by the Company to assess mineral properties and determine the potential for economic extraction.  All costs incurred prior to the establishment of proven and probable reserves are expensed as incurred. These costs include expenses related to:

•	acquiring the rights to explore, which are recorded as tangible assets.
•	researching and analyzing historical exploration data.
•	gathering exploration data through topographical, geochemical, and geophysical studies.
•	exploratory drilling, trenching, and sampling.
•	determining and examining the volume and grade of the resource; and
•	compiling pre‐feasibility and feasibility studies.

Once proven and probable reserves have been established and the commercial viability of extracting a mineral resource is demonstrable, further development costs are capitalized.

Exploration and evaluation assets consist only of the acquisition cost of mineral rights, which are recorded at historical cost, less any impairment, if applicable. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Revenue Recognition

The Company recognizes revenue based upon the provisions of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)." Topic 606 uses the following five-step model:

•	Identification of the contract, or contracts, with a customer.
•	Identification of the performance obligations in the contract.
•	Determination of the transaction price.
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies a performance obligation.

The Company identifies performance obligations in contracts with customers, which primarily are professional services. The transaction price is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised services to the customer. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. The Company usually bills its customers before it provides any services and begins performing services after the first payment is received.  Contracts are typically one year or less.  For larger contracts, in addition to the initial payment, the Company may allow for progress payments throughout the term of the contract.

Judgments and Estimates

The estimation of variable consideration for each performance obligation requires the Company to make subjective judgments. The Company enters contracts with customers that may include promises to transfer multiple services, such as digital marketing, financial statement preparation, offering statements, and consulting services. For arrangements with multiple services, the Company evaluates whether the individual services qualify as distinct performance obligations. In its assessment of whether a service is a distinct performance obligation, the Company determines whether the customer can benefit from the service on its own or with other readily available resources, and whether the service is separately identifiable from other services in the contract. This evaluation requires the Company to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

When agreements involve multiple distinct performance obligations, the Company allocates arrangement consideration to all performance obligations at the inception of an arrangement based on the relative standalone selling prices (“SSP”) of each performance obligation. Where the Company has standalone sales data for its performance obligations which are indicative of the price at which the Company sells a promised service separately to a customer, such data is used to establish SSP. In instances where standalone sales data is not available for a particular performance obligation, the Company estimates SSP by the use of observable market and cost-based inputs. The Company continues to review the factors used to establish list price and will adjust standalone selling price methodologies as necessary on a prospective basis.

Service Revenue

Revenue from subscriptions to the Company's digital marketing service or energy monitoring service is recognized over time on a ratable basis over the subscription term beginning on the date that the service begins. Payments received in advance of subscription services being rendered are recorded as a deferred revenue. Professional services revenue is recognized in accordance with the terms of the service contract.

F-8

When a contract with a customer is signed, the Company assesses whether collection of the fees under the arrangement is probable. The Company estimates the amount to reserve for uncollectible amounts based on the aging of the contract balance, current and historical customer trends, and communications with its customers. These reserves are recorded as operating expenses against the contract assets.

Contract Assets

Contract assets are recorded for those parts of the contract consideration not yet invoiced but for which the performance obligations are completed. The revenue is recognized when the customer receives services. Contract assets are included in other current or non-current assets in the consolidated balance sheets, depending on if their reduction will be recognized during the succeeding 12-month period or beyond.

Deferred Revenue

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of prepaid services not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as current deferred revenues in the consolidated balance sheets, with the remainder recorded as other non-current liabilities in the consolidated balance sheets.

Costs to Obtain a Customer Contract

Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized as other current or non-current assets and amortized on a straight-line basis over the life of the contract, which approximates the benefit period. The benefit period is estimated by taking into consideration the length of customer contracts, technology lifecycle, and other factors. All sales commissions are recorded as consulting fees within the Company's consolidated statement of operations.

Remaining Performance Obligations

The Company's subscription terms are typically one year. All of the Company’s revenues are considered contract revenues. As of September 30, 2023 and 2022, there was $68,607 and $0, respectively, of contract revenue which has not yet been recognized.

Disaggregation of Revenue

Revenue is from U.S.-based companies with no notable geographical concentrations as the Company’s products are available on a web-based remote basis. A distinction exists in revenue source; revenues are either generated by our data visualization service that provides energy monitoring and equipment, or from our consulting services.

Revenues disaggregated by revenue source consist of the following:

	Year Ended September 30, 2023	Year Ended September 30, 2022
Consulting services (cash)	$21,442	$241,603
Consulting services (equity securities)	102,000	1,786,500
Subscription revenue (energy monitoring)	136,828	-
Installation and equipment sales	14,155	-
Total revenues	$274,425	$2,028,103

F-9

Cost of Services

The cost of services consists of direct costs that the Company pays to third parties to provide the services that generate revenue.

Fair Value of Financial Instruments

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases its fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future value.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.  The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  During the years ended September 30, 2023 and 2022, the Company did not record any impairment losses.

Income Taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  These deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

F-10

The Company’s taxable income or loss is included in the consolidated tax return of its parent corporation, and as a result, it does not independently pay taxes. The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two‐step process whereby (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more‐likely‐than‐not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Based on the parent Company's history of losses and tax loss carryforwards available, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to foreign, federal, state, and local income taxation though it has not been since inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net income applicable to common shareholders by the weighted average number of shares of common stock during the period. A diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 – INVESTMENTS

In December 2022, the Company earned 10 million shares of Agri-Dynamics, Inc. (PINK:AGDY) (“AGDY”), valued at $90,000 for consulting and financial reporting services. In June 2022, the Company sold the farming rights to land in Iowa that is licensed to grow hemp by its subsidiary, ICF Industries Inc., for a sales price of 50 million shares of AGDY, valued at $500,000. The Company paid its affiliate, KRTL Holding Group, Inc. (“KRTL”) 16 million shares of AGDY, valued at $160,000, to provide consulting services to AGDY in conjunction with the farming rights.  In October 2021 the Company received 15 million shares of AGDY for marketing and consulting services, valued at $793,500.  Previously, in June 2020, the Company earned 30 million shares of AGDY valued at $195,000.  As of September 30, 2023, the Company owns 89 million shares of AGDY valued at $712,000, as compared to 79 million shares valued at $782,100, on September 30, 2022.

In March 2022, the Company received 200,000 warrants to purchase common stock of Quantum International Inc (OTC:QUAN) at a price of $0.001 per share, that were valued at $23,000, in exchange for consulting services.  As of September 30, 2023, the warrant is valued at $9,442 as compared to $23,500 as of September 30, 2022.

The Company had an investment in KRTL Biotech Inc., which merged with KRTL Holding Group, Inc. (“KRTL”), and as a result, the Company owns three shares of preferred stock and 100,000 shares of common stock of KRTL.  As of September 30, 2023, the KRTL securities are valued at $358,190, as compared to a value of $1,806,000 as of September 30, 2022.

In October 2021, the Company received 2 million shares of Galexxy Hldgs Inc. (OTC:GXXY) for marketing and consulting services, valued at $380,000.  The Company sold the 2 million shares in August 2023 for gross proceeds of $50,000 and used the proceeds primarily for its mineral exploration program.  In conjunction with the sale, the Company recorded a realized loss on the sale of investments of $342,740.  As of September 30, 2022, the Company owned 2 million shares valued at $400,000.

In July 2021, the Company received 5 million shares of Firma Holdings Corp. (OTC:FRMA) for marketing and consulting services, valued at $574,500.  The Company divested 4 million shares and the remaining 1 million shares of Firma Holdings Corp., are valued at $1,200 and $35,000 on September 30, 2023 and 2022, respectively.

F-11

During fiscal 2023, 2022 and 2021, the Company provided services to and received shares of common stock of Tamino Minerals Inc. (OTC:TINO) in the following amounts and values: 5 million shares valued at $12,000, 20 million shares valued at $90,000, 30 million shares valued at $81,000, 10 million shares valued at $122,000, and 10 million shares valued at $116,000.  The Company divested 5 million shares and owns 70 and 65 million shares valued at $7,000 and $325,000 as of September 30, 2023 and 2022, respectively.

In February 2020, the Company provided consulting services to IDGlobal Corp. (OTC:IDGC) for a fee of $200,000.  The fee was paid for with 2,000,000,000 shares of stock of IDGlobal Corp., valued at $0.0001 per share. In June 2021, the Company received 400,000,000 shares of IDGlobal Corp., valued at $400,000 for consulting and bookkeeping services.  The Company divested 200 million shares and owns 2.2 billion shares valued at $220,000 and $600,000 on September 30, 2023 and 2022, respectively.

Effective June 1, 2020, the Company earned revenue on 500,000 shares of ATWEC Technologies, Inc. (OTC:ATWT) valued at $70,000.  As of September 30, 2023 and 2022, the Company owns 500,000 shares valued at $350 and $1,300, respectively.

The following table summarizes the dollar value of the equity securities owned by the Company, recorded at their fair value as of September 30, 2023 and 2022.

	September 30, 2023	September 30, 2022
ATWEC Technologies, Inc.	$350	$1,300
Agri-Dynamics, Inc.	712,000	782,100
Tamino Minerals Inc.	7,000	325,000
Galaxxy Hldgs Inc.	-	400,000
Firma Holdings Corp.	1,200	35,000
Quantum International Corp.	9,442	23,500
Pervasip Corp.	15,000	42,000
IDGlobal Corp.	220,000	660,000
Total fair value of equity securities	$964,992	$2,268,900

The following table summarizes the dollar value of the shares of related party equity securities owned by the Company, recorded at their fair value on September 30, 2023 and 2022.

	Year Ended September 30, 2023	Year Ended September 30, 2022
KRTL Holding Group, Inc.	$358,190	$1,806,000
Total fair value of related party equity securities	$358,190	$1,806,000

The decrease in the value of the above equity securities for the years ended September 30, 2023 and 2022 amounted to $2,460,978 and $1,848,950, respectively, and is recorded as an unrealized loss on investments.

The Company also owns securities in a company that is not traded on OTC Markets.  It provided services to Coltivare (TKEX:COLT) in December 2019, valued at $3,150, that were paid for with securities in lieu of cash.  The securities are recorded at the historical cost of $3,150 as of September 30, 2023 and 2022.

The above investments in equity securities are within the scope of ASC 321. The Company monitors the investments for any changes in observable prices from orderly transactions. All investments are initially measured at cost and evaluated for changes in estimated fair value.

NOTE 4 – MINERAL PROPERTIES

As of September 30, 2023, the Company’s mining claims consisted of 190 unpatented claims in the Timmins Mining Camp, Ontario, Canada covering approximately 9,200 acres, with a historical cost of $340,880 as of September 30, 2023 and 2022. Exploration expenses for the mineral properties, which included geological surveys, sampling, geophysical studies, and related labor and equipment costs, amounted to $69,839 and $133,833 for the years ended September 30, 2023 and 2022, respectively.

F-12

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 400,000,000 shares of common stock, with a par value of $0.001 per share. As of September 30, 2023 and 2022, 116,960,795 shares of common stock are issued and outstanding. On February 5, 2024, the Company effected a forward stock split at a ratio of 11,695.0795:1, resulting in the increase of the total number of shares outstanding from 10,000 shares to 116,960,795 shares. The stock split was applied proportionally to the existing shareholder, who received the additional shares because of the split.

The stock split has been applied retroactively in the presentation of the financial statements for all periods prior to the split, and all share amounts, per-share data, and related disclosures have been adjusted accordingly to reflect the stock split as if it had occurred at the beginning of the earliest period presented. Consequently, as of September 30, 2023 and 2022, 116,960,795 shares of common stock are issued and outstanding.

There were no additional issuances of common stock during the fiscal years ended September 30, 2023 and 2022.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company accrues for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists, and the amount of loss can be reasonably estimated. Costs for professional services associated with litigation claims are expensed as incurred. As of September 30, 2023, the Company has not accrued or incurred any amounts for litigation matters.

Contingencies

A novel strain of coronavirus, or COVID‐19, spread throughout Asia, Europe and the United States, and was declared to be a pandemic by the World Health Organization. The Company’s business has encountered delays, but the Company’s long-term business goals have not been significantly impacted by the COVID‐19 outbreak. The extent to which a pandemic or other health outbreak impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of a virus and the actions to contain it or treat its impact, among others. Pandemics can also result in social, economic, and labor instability which may adversely impact the Company’s business.

NOTE 7 – INCOME TAXES

No income tax expense was recorded for the years ended September 30, 2023 and 2022 due to the lack of taxable income.

The Company did not have any material unrecognized tax benefits as of September 30, 2023 and 2022. The Company does not expect the unrecognized tax benefits to significantly increase or decrease within the next twelve months.  The Company recorded no interest and penalties relating to unrecognized tax benefits as of and during the years ended September 30, 2023 and 2022.  The Company is subject to United States federal income tax, as well as taxes by various state jurisdictions.

NOTE 8 – FAIR VALUE

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures of financial instruments on a recurring basis.

Fair Value Hierarchy

The Fair Value Measurements Topic of the FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are as follows:

•	Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2: inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: inputs are unobservable inputs for the asset or liability.

F-13

Financial assets measured at fair value on a recurring basis are summarized below as of September 30, 2023 and 2022:

	Level 1	Level 2	Level 3	Total
September 30, 2023
Equity securities at fair value	$—	$964,992	$—	$964,992
Related party equity securities at fair value	$—	$358,190	$—	$358,190

September 30, 2022
Equity securities at fair value	$—	$2,268,900	$—	$2,268,900
Related party equity securities at fair value	$—	$1,806,000	$—	$1,806,000

Determination of Fair Value

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy.  Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows that could significantly affect the results of current or future value.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value where it is practicable to do so for financial instruments not recorded at fair value (disclosures required by the Fair Value Measurements Topic of the FASB Accounting Standards Codification).

Cash and cash equivalents, accounts receivable, and accounts payable

In general, carrying amounts approximate fair value because of the short maturity of these instruments.

Debt

The debt is carried at its face value plus accrued interest. Based on the small size of the Company, it is impracticable for the Company to estimate the fair value of its debt.

The Company has no instruments with significant off balance sheet risk.

F-14

NOTE 9 – EARNINGS PER COMMON SHARE

Earnings per share of common stock data for the years ended September 30, 2023 and 2022 was computed as follows:

Schedule of Earnings Per Share

	Year Ended September 30, 2023	Year Ended September 30, 2022
Net income (loss) attributable to common stockholders – basic	$(2,734,027)	$(241,398)
Adjustments to net income	—	—
Net income (loss) attributable to common stockholders – diluted	$(2,734,027)	$(241,398)

Weighted average common shares outstanding - basic	116,960,795	116,960,795
Effect of dilutive securities	—	—
Weighted average common shares outstanding – diluted	116,960,795	116,960,795

Earnings (loss) per share - basic	$(0.02)	$(0.00)
Earnings (loss) per share - diluted	$(0.02)	$(0.00)

The Company has no dilutive securities.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company owes its Chief Executive Officer $5,679 and $0 as of September 30, 2023 and 2022, for unreimbursed payments to vendors.

The Company received advances from its parent company, primarily to explore for critical minerals in its mining claims in Canada.  Those advances have been recorded as other income from related parties and amounted to $33,707 and $105,922 for the years ended September 31, 2023 and 2022.

NOTE 11 – CONCENTRATIONS

In the year ended September 30, 2023, one customer accounted for 33% of revenues.  For the year ended September 30, 2022, the Company had one customer that constituted 64% of its revenues, and a second customer that constituted 19% of its revenues.

NOTE 12 – INTANGIBLE ASSETS

Intangible assets with defined useful lives are generally measured at cost less straight-line amortization. The useful life is determined using the period of the underlying contract or the period of time over which the intangible asset can be expected to be used. Impairments are recognized if the recoverable amount of the asset is lower than the carrying amount. The recoverable amount is the higher of either the fair value less costs to sell or the value in use. The value in use is determined on the basis of future cash inflows and outflows, and the weighted average cost of capital. Intangible assets with indefinite useful lives, such as trade names and trademarks, that have been acquired as part of acquisitions are measured at cost and tested for impairment annually, or if there is an indication that their value has declined.

The Company’s capitalized software is the only intangible asset.  The proprietary software provides energy usage data to customers.  It is being amortized over a 15-year period and has a remaining useful life of 14.25 years as of September 30, 2023.  The recorded cost of the software was $61,859.  Accumulated amortization amounted to $2,486 as of September 30, 2023, resulting in net intangible asset of $59,373.

F-15

NOTE 13 – SUBSEQUENT EVENTS

On November 2, 2023, the Company increased its authorized shares to 410,000,000, consisting of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock.   1,000,000 shares of Series A preferred stock were created and issued with the following powers, preferences, qualifications, limitations or restrictions, and relative rights:

The Series A Preferred Stock shall not be convertible into common stock of the Company. The outstanding shares of Series A Preferred Stock shall be entitled to the number of votes, collectively, which shall be equal to 70% of the total number of votes that may be cast (including the votes of the issued and outstanding common stock as well as any voting preferred stock) at the time of such vote, at each meeting (or by written consent) of shareholders of the Company for their action or consideration, including the election of directors. The Company shall not amend, alter or repeal the Series A Preferred Stock, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without written consent or affirmation vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

On February 5, 2024, the Company issued 116,950,795 shares of common stock to its parent corporation, Mesa Home Resources Inc. (“Mesa”), bringing the total outstanding shares of common stock to 116,960,795. Mesa completed a spin-off of the Company on April 12, 2024 through a pro rata distribution of the Company’s common stock to the stockholders of Mesa as of November 2, 2023. Each Mesa stockholder received one share of Company common stock for each share of Mesa common stock held at the close of business, New York City time, on November 2, 2023, the record date of the spin-off. The distribution was made in book-entry form.

On June 4, 2024, the Company issued 300,000 shares of its common stock at a value of $0.10 per share, or $30,000, as a payment for an advisory agreement.

There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

F-16

FORTUNE NICKEL AND GOLD INC

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2024 AND 2023

F-17

Fortune Nickel and Gold Inc

Consolidated Balance Sheets

	March 31, 2024	September 30, 2023
Assets:	(Unaudited)	(Audited)
Cash and cash equivalents	$37,623	$42,826
Accounts receivable net	35,592	25,277
Total current assets	73,215	68,103

Equity securities at fair value	605,500	964,992
Related party equity securities at fair value	-	358,190
Equity method investments	297,900	-
Investments	3,150	3,150
Capitalized software	58,202	59,373
Mineral interests	340,880	340,880
Total assets	$1,337,956	$1,794,688

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$44,742	$24,036
Due to related parties	8,217	5,679
Deferred revenue	139,312	68,607
Total current liabilities	192,271	98,322

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized 1,000,000 and 0 issued and outstanding in 2024 and 2023	1,000	-
Common stock, $.001 par value; 400,000,000 shares authorized, 116,960,795 shares issued and outstanding	116,961	116,961
Additional paid in capital	-	-
Retained earnings	1,067,724	1,579,405
Total stockholders’ equity	1,185,685	1,696,366
Total liabilities and stockholders’ equity	$1,377,956	$1,794,688

The accompanying notes are an integral part of these consolidated financial statements.

F-18

Fortune Nickel and Gold Inc

Consolidated Statements of Operations

Unaudited

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023

Revenues	$83,531	$68,601	$169,745	$179,752
Cost of revenues	57,160	33,175	80,853	36,144
Gross profit	26,371	35,426	88,892	143,608

Costs and expenses:
General and administrative costs	4,835	1,458	9,882	1,153
Exploration costs	24,399	27,377	51,516	48,250
Professional services	9,490	15,580	22,990	17,580
Total costs and expenses	38,724	44,415	84,229	66,983
Operating income (loss)	(12,353)	(8,989)	4,663	6,068

Other income (expense):
Unrealized loss on investments	(519,470)	(160,317)	(514,282)	(1,906,667)
Other income, related party	-	8,370	-	47,544
Amortization of intangible assets	(140)	-	(2,062)	-
Total other income (expense)	(519,610)	(151,947)	(516,344)	(1,859,123)
Net loss before taxes	(531,963)	(160,936)	(511,681)	(1,804,643)
Income tax expense	-	-	-	-
Net loss	$(531,963)	$(160,936)	$(511,681)	$(1,804,643

Basic loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.02)
Diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.02)

Weighted average number of common shares outstanding:
Basic	116,960,795	116,960,795	116,960,795	116,960,795
Diluted	116,960,795	116,960,795	116,960,795	116,960,795

The accompanying notes are an integral part of these consolidated financial statements.

F-19

Fortune Nickel and Gold Inc

Unaudited Consolidated Statements of Shareholders’ Equity

For the Six Months Ended March 31, 2024 (Unaudited) and the Years Ended September 30, 2023 and 2022

	Common Shares	Common Stock, Par	Preferred Shares	Preferred Stock, Par	Addit i onal Paid in Capital	Retained Earnings	Total Shareholders' Equity

Balance, September 30, 2021	116,960,795	$116,961	-	-	$-	$4,554,830	$4,671,791

Net loss year ended September 30, 2022	-	-	-	-	-	(241,398)	(107,565)
Balance, September 30, 2022	116,950,795	116,961	-	-	-	4,313,432	4,598,871

Net loss year ended September 30, 2023	-	-	-	-	-	(2,734,027)	(2,664,188)
	116,960,795	116,961	-	-	-	1,579,405	1,934,683

Issuance of preferred stock	-	-	1,000,000	1,000	-		1,000
Net loss six months ended March 31, 2024	-	-	-	-	-	(511,681)	(511,681)
Balance, March 31, 2024	116,960,795	$116,961	1,000,000	$1,000	$-	$1,067,724	$1,185,685

F-20

Fortune Nickel and Gold Inc

Statements of Cash Flow

Unaudited

	Six Months Ended March 31,2024	Six Months Ended March 31, 2023
OPERATING ACTIVITIES
Net loss	$(511,681)	$(1,804,643)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Amortization	2,062	-
Non-cash revenue from the receipt of equity	(94,500)	(102,000)
Unrealized loss on investments	514,282	1,906,667
Preferred stock issuance	1,000	-
Changes in non-cash working capital balances:
Accounts receivable	(10,315)	(9,686)
Accounts payable and other current liabilities	20,706	(2,367)
Deferred revenue	70,705	21,423
Related party payable	2,538	33
Net cash provided by operating activities	5,203	31,572

INVESTING ACTIVITIES
Acquisition of subsidiaries	-	13,383
Capitalized software	-	(17,720)
Mineral interests	-
Net cash provided by (used in) investing activities	-	(4,337)

FINANCING ACTIVITIES
	-	-
Net cash provided by financing activities	-	-

Net increase (decrease) in cash	(5,203)	27,235
Cash and cash equivalents, beginning of the period	42,826	11,463
Cash and cash equivalents, end of the period	$37,623	$38,698

Supplemental disclosure of cash flow information:
Cash paid for taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-21

Fortune Nickel and Gold Inc.

Unaudited Notes to the Consolidated Financial Statements

Six Months Ended March 31, 2024

NOTE 1 – NATURE OF OPERATIONS AND ORGANIZATION

History of Organization

Fortune Nickel and Gold Inc (the “Company,” “we,” or “our”) was incorporated in the State of New York on August 14, 2020, to pursue the acquisition, exploration and development of mining properties in prolific jurisdictions, and began accumulating single cell mining claims.

Fortune owns mineral rights on 195 unpatented mining claims in the Timmins Mining Camp, Ontario, Canada, for the purpose of exploration and potential development of nickel, gold, copper, and other metals on a total of approximately 9,200 acres. Fortune's goal is to mine metals that sustain the global economy and replace fossil fuels with low-carbon energy. Metals such as copper facilitate the generation, storage, and transmission of electricity, and nickel is a key component in the batteries of electric vehicles.  Fortune’s 195 mining claims lie at the core of the Abitibi Greenstone Belt, which contains some of the world's largest deposits of gold, copper, zinc, nickel, and platinum-group metals. Nickel is a crucial battery metal in the electric vehicle supply chain.

`

The consolidated financial statements include the Company’s wholly owned subsidiary, ICF Industries Inc. (“ICF”), that provides financial reporting and advisory services to small-cap companies, and energy monitoring services to more than 100 customers. ICF also owns minority positions in publicly traded companies that it received by providing its advisory services.  ICF accounts for all the Company’s revenues.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principle of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of significant intercompany balances and transactions. The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America.  The Company has a September 30 fiscal year end.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to income tax valuation allowance, and the allowance for doubtful accounts.  On a continual basis, management reviews its estimates, utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions.  After such reviews, and if deemed appropriate, those estimates are adjusted accordingly.  Actual results could differ from those estimates.

F-22

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.   The Company has no cash equivalents.  The Company uses one financial institution for its cash balances and has not maintained cash balances that exceed federally insured limits.

Investments

The Company follows ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, for the recognition, measurement, presentation, and disclosure of financial instruments.

Exploration and Evaluation of Mineral Properties

Exploration and evaluation expenditures are costs incurred by the Company to assess mineral properties and determine the potential for economic extraction.  All costs incurred prior to the establishment of proven and probable reserves are expensed as incurred. These costs include expenses related to:

•	acquiring the rights to explore, which are recorded as tangible assets.
•	researching and analyzing historical exploration data.
•	gathering exploration data through topographical, geochemical, and geophysical studies.
•	exploratory drilling, trenching, and sampling.
•	determining and examining the volume and grade of the resource; and
•	compiling pre‐feasibility and feasibility studies.

Once proven and probable reserves have been established and the commercial viability of extracting a mineral resource is demonstrable, further development costs are capitalized.

Exploration and evaluation assets consist only of the acquisition cost of mineral rights, which are recorded at historical cost, less any impairment, if applicable. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Revenue Recognition

The Company recognizes revenue based upon the provisions of ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)." Topic 606 uses the following five-step model:

•	Identification of the contract, or contracts, with a customer.
•	Identification of the performance obligations in the contract.
•	Determination of the transaction price.
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies a performance obligation.

F-23

The Company identifies performance obligations in contracts with customers, which primarily are professional services. The transaction price is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised services to the customer. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. The Company usually bills its customers before it provides any services and begins performing services after the first payment is received.  Contracts are typically one year or less.  For larger contracts, in addition to the initial payment, the Company may allow for progress payments throughout the term of the contract.

Judgments and Estimates

The estimation of variable consideration for each performance obligation requires the Company to make subjective judgments. The Company enters contracts with customers that may include promises to transfer multiple services, such as digital marketing, financial statement preparation, offering statements, and consulting services. For arrangements with multiple services, the Company evaluates whether the individual services qualify as distinct performance obligations. In its assessment of whether a service is a distinct performance obligation, the Company determines whether the customer can benefit from the service on its own or with other readily available resources, and whether the service is separately identifiable from other services in the contract. This evaluation requires the Company to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

When agreements involve multiple distinct performance obligations, the Company allocates arrangement consideration to all performance obligations at the inception of an arrangement based on the relative standalone selling prices (“SSP”) of each performance obligation. Where the Company has standalone sales data for its performance obligations which are indicative of the price at which the Company sells a promised service separately to a customer, such data is used to establish SSP. In instances where standalone sales data is not available for a particular performance obligation, the Company estimates SSP by the use of observable market and cost-based inputs. The Company continues to review the factors used to establish list price and will adjust standalone selling price methodologies as necessary on a prospective basis.

Service Revenue

Revenue from subscriptions to the Company's digital marketing service or energy monitoring service is recognized over time on a ratable basis over the subscription term beginning on the date that the service begins. Payments received in advance of subscription services being rendered are recorded as a deferred revenue. Professional services revenue is recognized in accordance with the terms of the service contract.

When a contract with a customer is signed, the Company assesses whether collection of the fees under the arrangement is probable. The Company estimates the amount to reserve for uncollectible amounts based on the aging of the contract balance, current and historical customer trends, and communications with its customers. These reserves are recorded as operating expenses against the contract assets.

Contract Assets

Contract assets are recorded for those parts of the contract consideration not yet invoiced but for which the performance obligations are completed. The revenue is recognized when the customer receives services. Contract assets are included in other current or non-current assets in the consolidated balance sheets, depending on if their reduction will be recognized during the succeeding 12-month period or beyond.

F-24

Deferred Revenue

Deferred revenues represent billings or payments received in advance of revenue recognition and are recognized upon transfer of control. Balances consist primarily of prepaid services not yet provided as of the balance sheet date. Deferred revenues that will be recognized during the succeeding twelve-month period are recorded as current deferred revenues in the consolidated balance sheets, with the remainder recorded as other non-current liabilities in the consolidated balance sheets.

Costs to Obtain a Customer Contract

Sales commissions and related expenses are considered incremental and recoverable costs of acquiring customer contracts. These costs are capitalized as other current or non-current assets and amortized on a straight-line basis over the life of the contract, which approximates the benefit period. The benefit period is estimated by taking into consideration the length of customer contracts, technology lifecycle, and other factors. All sales commissions are recorded as consulting fees within the Company's consolidated statement of operations.

Remaining Performance Obligations

The Company's subscription terms are typically less than one year. All of the Company’s revenues are considered contract revenues.  As of March 31, 2024 and September 30, 2023, there were $139,312 and $68,607, respectively, of contract revenues which has not yet been recognized.

Cost of Services

The cost of services consists of direct costs that the Company pays to third parties to provide the services that generate revenue.

Fair Value of Financial Instruments

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases its fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future value.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.  The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset.  The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  During the six-month periods ended March 31, 2024 and 2023, the Company did not record any impairment losses.

F-25

Income Taxes

The Company accounts for income taxes under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  These deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company’s taxable income or loss is included in the consolidated tax return of its parent corporation, and as a result, it does not independently pay taxes. The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two‐step process whereby (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more‐likely‐than‐not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Based on the parent Company's history of losses and tax loss carryforwards available, it has concluded that there are no significant uncertain tax positions requiring recognition in the Company's financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to foreign, federal, state, and local income taxation though it has not been since inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net income applicable to common shareholders by the weighted average number of shares of common stock during the period. A diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

F-26

NOTE 3 – INVESTMENTS

In December 2022, the Company earned 10 million shares of Agri-Dynamics, Inc. (PINK:AGDY) (“AGDY”), valued at $90,000 for consulting and financial reporting services. In June 2022, the Company sold the farming rights to land in Iowa that is licensed to grow hemp by its subsidiary, ICF Industries Inc., for a sales price of 50 million shares of AGDY, valued at $500,000. The Company paid its affiliate, KRTL Holding Group, Inc. (“KRTL”) 16 million shares of AGDY, valued at $160,000, to provide consulting services to AGDY in conjunction with the farming rights.  In October 2021 the Company received 15 million shares of AGDY for marketing and consulting services, valued at $793,500.  Previously, in June 2020, the Company earned 30 million shares of AGDY valued at $195,000.  As of March 31, 2024 and September 30, 2023, the Company owns 89 million shares of AGDY valued at $358,800 and $712,000, respectively.

In March 2022, the Company received 200,000 warrants to purchase common stock of Quantum International Inc (OTC:QUAN) at a price of $0.001 per share, that were valued at $23,000, in exchange for consulting services.  As of March 31, 2024 and September 30, 2023, the warrant is valued at $6,660 and $9,442, respectively.

The Company had an investment in KRTL Biotech Inc., which merged with KRTL Holding Group, Inc. (“KRTL”), and as a result, the Company owns three shares of preferred stock and 100,000 shares of common stock of KRTL.  As of March 31, 2024 and September 30, 2023, the KRTL securities are valued at $297,990 and $358,190, respectively.

In July 2021, the Company received 5 million shares of Firma Holdings Corp. (OTC:FRMA) for marketing and consulting services, valued at $574,500.  The Company divested 4 million shares and the remaining 1 million shares of Firma Holdings Corp., are valued at $600 and $1,200 on March 31, 2024 and September 30, 2023, respectively.

During fiscal 2023, 2022 and 2021, the Company provided services to and received shares of common stock of Tamino Minerals Inc. (OTC:TINO) in the following amounts and values: 5 million shares valued at $12,000, 20 million shares valued at $90,000, 30 million shares valued at $81,000, 10 million shares valued at $122,000, and 10 million shares valued at $116,000.  The Company divested 5 million shares and owns 70 million shares valued at $7,000 as of March 31, 2024 and September 30, 2023.

In February 2020, the Company provided consulting services to IDGlobal Corp. (OTC:IDGC) for a fee of $200,000.  The fee was paid for with 2,000,000,000 shares of stock of IDGlobal Corp., valued at $0.0001 per share. In June 2021, the Company received 400,000,000 shares of IDGlobal Corp., valued at $400,000 for consulting and bookkeeping services.  The Company divested 200 million shares and owns 2.2 billion shares valued at $220,000 on March 31, 2024 and September 30, 2023.

Effective June 1, 2020, the Company earned revenue on 500,000 shares of ATWEC Technologies, Inc. (OTC:ATWT) valued at $70,000.  As of March 31, 2024 and September 30, 2023, the Company owns 500,000 shares valued at $350 and $1,300, respectively.

The following table summarizes the dollar value of the equity securities owned by the Company, recorded at their fair value as of March 31, 2024 and September 30, 2023.

	March 31, 2024	September 30, 2023
ATWEC Technologies, Inc.	$350	$350
Agri-Dynamics, Inc.	358,800	712,000
Tamino Minerals Inc.	7,000	7,000
KRTL Holdings Group, Inc.	-	358,190
Firma Holdings Corp.	600	1,200
Quantum International Corp.	6,660	9,442
Pervasip Corp.	12,000	15,000
IDGlobal Corp.	220,000	220,000
Total fair value of equity securities	$605,500	$1,323,182

F-27

The decrease in the value of equity securities for the six months ended March 31, 2024 and 2023 amounted to $514,282 and $1,906,667, respectively, and is recorded as an unrealized loss on investments.

In March 2024, the Company changed its accounting treatment for its investment in KRTL Holdings, Inc. (“KRTL”) from equity securities at fair value to the equity method of accounting. This change resulted from the issuance of an additional 2.5 million shares of KRTL’s common stock to our Company’s CEO in connection with a new agreement for our CEO to provide services to KRTL. As a result of this additional ownership, the Company gained significant influence over KRTL, enabling it to participate in financial and operational decision-making processes as defined by Accounting Standards Codification (ASC) 323, "Investments—Equity Method and Joint Ventures."

Under the equity method of accounting, the Company now recognizes its share of KRTL's net income or loss within its financial statements, recorded in the Company’s consolidated income statement. The investment is reported on the balance sheet at its adjusted carrying amount, reflecting the Company's share of KRTL Holdings' net assets.

The initial carrying value under the equity method was based on the fair value of the investment immediately prior to gaining significant influence in March 2024. This change in accounting treatment had no material impact on the Company’s March 31, 2024 financial statements.

The Company also owns securities in a company that is not traded on OTC Markets.  It provided services to Coltivare (TKEX:COLT) in December 2019, valued at $3,150, that were paid for with securities in lieu of cash.  The securities are recorded at the historical cost of $3,150 as of March 31, 2024 and September 30, 2023.

The above investments in equity securities are within the scope of ASC 321. The Company monitors the investments for any changes in observable prices from orderly transactions. All investments are initially measured at cost and evaluated for changes in estimated fair value.

NOTE 4 – MINERAL PROPERTIES

As of March 31, 2024 and September 30, 2023, the Company’s mining claims consisted of 190 unpatented claims in the Timmins Mining Camp, Ontario, Canada covering approximately 9,200 acres, with a historical cost of $340,880.

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company has authorized 410,000,000 shares of common stock, par value of $0.001. There were 116,970,795 shares of common stock issued and outstanding as of March 31, 2024 and September 30, 2023 .

On November 2, 2023, the Company increased its authorized shares to 410,000,000, consisting of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock.   1,000,000 shares of Series A preferred stock were created and issued with the following powers, preferences, qualifications, limitations or restrictions, and relative rights:

The Series A Preferred Stock shall not be convertible into common stock of the Company. The outstanding shares of Series A Preferred Stock shall be entitled to the number of votes, collectively, which shall be equal to 70% of the total number of votes that may be cast (including the votes of the issued and outstanding common stock as well as any voting preferred stock) at the time of such vote, at each meeting (or by written consent) of shareholders of the Company for their action or consideration, including the election of directors. The Company shall not amend, alter or repeal the Series A Preferred Stock, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without written consent or affirmation vote of the holders of at least a majority of the then outstanding aggregate number of shares of such adversely affected Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

F-28

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company accrues for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists, and the amount of loss can be reasonably estimated. Costs for professional services associated with litigation claims are expensed as incurred. As of September 30, 2023, the Company has not accrued or incurred any amounts for litigation matters.

Contingencies

A novel strain of coronavirus, or COVID‐19, spread throughout Asia, Europe and the United States, and was declared to be a pandemic by the World Health Organization. The Company’s business has encountered delays, but the Company’s long-term business goals have not been significantly impacted by the COVID‐19 outbreak. The extent to which a pandemic or other health outbreak impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of a virus and the actions to contain it or treat its impact, among others. Pandemics can also result in social, economic, and labor instability which may adversely impact the Company’s business.

NOTE 7 – INCOME TAXES

No income tax expense was recorded for the six months ended March 31, 2024 and 2023 due to the net loss.

The Company did not have any material unrecognized tax benefits as of March 31, 2024 and September 30, 2023. The Company does not expect the unrecognized tax benefits to significantly increase or decrease within the next twelve months.  The Company recorded no interest and penalties relating to unrecognized tax benefits as of and during the six months ended March 31, 2024 and 2023.  The Company is subject to United States federal income tax, as well as taxes by various state jurisdictions.

NOTE 8 – FAIR VALUE

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures of financial instruments on a recurring basis.

Fair Value Hierarchy

The Fair Value Measurements Topic of the FASB Accounting Standards Codification establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are as follows:

•	Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2: inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3: inputs are unobservable inputs for the asset or liability.

F-29

Financial assets measured at fair value on a recurring basis are summarized below as of March 31, 2024 and September 30, 2023:

	Level 1	Level 2	Level 3	Total
September 30, 2023
Equity securities at fair value	$—	$964,992	$—	$964,992

Related party equity securities at fair value	$—	$358,190	$—	$358,190

March 31, 2024
Equity securities at fair value	$—	$605,500	$—	$605,500

Determination of Fair Value

Under the Fair Value Measurements Topic of the FASB Accounting Standards Codification, the Company bases fair value on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  It is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy.  Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon management’s own estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows that could significantly affect the results of current or future value.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value where it is practicable to do so for financial instruments not recorded at fair value (disclosures required by the Fair Value Measurements Topic of the FASB Accounting Standards Codification).

Cash and cash equivalents, accounts receivable, and accounts payable

In general, carrying amounts approximate fair value because of the short maturity of these instruments.

F-30

Debt

The debt is carried at its face value plus accrued interest. Based on the small size of the Company, it is impracticable for the Company to estimate the fair value of its debt.

The Company has no instruments with significant off balance sheet risk.

NOTE 9 – EARNINGS PER COMMON SHARE

Earnings per share of common stock data for the six months ended March 31, 2024 and 2023 was computed as follows:

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Six Months Ended March 31, 2024	Six Months Ended March 31, 2023
Net income (loss) attributable to common stockholders – basic	$(531,963)	$(160,936)	$(511,681)	$(1,804,643)
Adjustments to net income	—	—	—	—
Net income (loss) attributable to common stockholders – diluted	$(531,963)	$(160,936)	$(511,681)	$(1,804,643)

Weighted average common shares outstanding - basic	116,960,795	116,960,795	116,960,795	116,960,795
Effect of dilutive securities	—	—	—	—
Weighted average common shares outstanding – diluted	116,960,795	116,960,795	116,960,795	116,960,795

Earnings (loss) per common share - basic	$(0.00)	$(0.00)	$(0.00)	$(0.02)
Earnings (loss) per common share - diluted	$(0.00)	$(0.00)	$(0.00)	$(0.02)

The Company has no dilutive securities.

F-31

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company owes its Chief Executive Officer $8,217 and $5,679 as of March 31, 2024 and September 30, 2023, respectively, for unreimbursed payments to vendors.

The Company received advances from its parent company, primarily to explore for critical minerals in its mining claims in Canada.  Those advances have been recorded as other income from related parties and amounted to $0 and $47,544 for the six months ended March 31, 2024 and 2023, respectively.

NOTE 11 – CONCENTRATIONS

In the six-months ended March 31, 2024 and 2023, one customer accounted for 28% and 50% of revenues, respectively.

NOTE 12 – INTANGIBLE ASSETS

Intangible assets with defined useful lives are generally measured at cost less straight-line amortization. The useful life is determined using the period of the underlying contract or the period of time over which the intangible asset can be expected to be used. Impairments are recognized if the recoverable amount of the asset is lower than the carrying amount. The recoverable amount is the higher of either the fair value less costs to sell or the value in use. The value in use is determined on the basis of future cash inflows and outflows, and the weighted average cost of capital. Intangible assets with indefinite useful lives, such as trade names and trademarks, that have been acquired as part of acquisitions are measured at cost and tested for impairment annually, or if there is an indication that their value has declined.

The Company’s capitalized software is the only intangible asset.  The proprietary software provides energy usage data to customers.  It is being amortized over a 15-year period and has a remaining useful life of 13.75 years as of March 31, 2024.  The recorded cost of the software was $61,859.  Accumulated amortization amounted to $3,657 as of March 31, 2024, resulting in net intangible asset of $58,202.

NOTE 13 – SUBSEQUENT EVENTS

Mesa Home Resources Inc. (“Mesa”) completed a spin-off of the Company on April 12, 2024 through a pro rata distribution of the Company’s common stock to the stockholders of Mesa as of November 2, 2023. Each Mesa stockholder received one share of Company common stock for each share of Mesa common stock held at the close of business, New York City time, on November 2, 2023, the record date of the spin-off. The distribution was made in book-entry form.

On June 4, 2024, the Company issued 300,000 shares of its common stock at a value of $0.10 per share, or $30,000, as a payment for an advisory agreement . In October 2024 the Company sold 100,000 shares of common stock and a common stock purchase warrant to purchase 100,000 shares of common stock at a price of $0.10 per share to an accredited investor and received cash proceeds of $10,000

The Company evaluated subsequent events through November 30, 2024.  There were no other material subsequent events that required recognition or additional disclosure in these financial statements.

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PART III

Exhibits

(a) Exhibits

Exhibit No.	Description
3.1+	Amended and Restated Certificate of Incorporation, effective November 2, 2023
3.2+	Bylaws, effective as of August 18, 2020
4+	Form of Subscription Agreement
6.1+	Form of Indemnification Agreement with Executive Officers and Directors of the Company
11.1+	Consent of Independent Registered Accounting Firm
11.2*	Consent of Robert Brantl, Esq (contained in the opinion filed as Exhibit 12.1).
12.1*	Opinion of Robert Brantl, Esq as to the validity of shares of Common Stock

+	Filed herewith.
*	Previously filed

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, State of New York, on December __, 2024

FORTUNE NICKEL AND GOLD INC

By	/s/ Paul H. Riss
Paul H. Riss, Chief Executive Officer , Principal Financial Officer, Principal Accounting Officer, and Sole Director
Fortune Nickel and Gold Inc

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